                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   WISCONSIN POWER AND LIGHT
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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
                       WISCONSIN POWER AND LIGHT COMPANY

222 WEST WASHINGTON AVENUE     P.O. BOX 2568     MADISON WI 53701-2568    PHONE:
                                  608/252-3110

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                                 JUNE 17, 1998
                                   1:00 P.M.

    The Annual Meeting of Shareowners of Wisconsin Power and Light Company (the "Company") will be held at the offices of the Company, 222 West Washington Avenue, Madison, WI, Room 4A/B on Wednesday, June 17, 1998, at 1:00 P.M. (local time), for the following purposes:

    (1) To elect (a) five directors for terms expiring at the 2001 Annual Meeting of Shareowners, (b) three directors for terms expiring at the 2000 Annual Meeting of Shareowners, and (c) three directors for terms expiring at the 1999 Annual Meeting of Shareowners.

    (2) To consider and act upon any other business that may properly come before the meeting.

    The Board of Directors of the Company presently knows of no other business to come before the meeting.

    Only the sole common shareowner, Interstate Energy Corporation (formerly WPL Holdings, Inc.), and preferred shareowners of record on the books of the Company at the close of business on May 11, 1998 are entitled to vote at the meeting.

    PLEASE SIGN AND RETURN YOUR PROXY IMMEDIATELY. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THE REGISTRATION DESK AND VOTE IN PERSON. ALL SHAREOWNERS ARE URGED TO RETURN THEIR PROXIES PROMPTLY.

    In the past, the Company has held its annual meeting in conjunction with the annual meeting of its parent, Interstate Energy Corporation. Beginning this year, the Company is holding its annual meeting separate from its parent. The annual meeting of the Company is intended only as a business meeting and will not involve presentations or refreshments.

    THE 1997 ANNUAL REPORT OF THE COMPANY APPEARS AS APPENDIX A TO THIS PROXY STATEMENT. THE PROXY STATEMENT AND ANNUAL REPORT HAVE BEEN COMBINED INTO A SINGLE DOCUMENT TO IMPROVE THE EFFECTIVENESS OF OUR FINANCIAL COMMUNICATION AND TO REDUCE COST, ALTHOUGH THE ANNUAL REPORT DOES NOT CONSTITUTE A PART OF THE PROXY STATEMENT.

    For information purposes only, you will receive under separate cover a copy of the Interstate Energy Corporation 1997 Annual Report to Shareowners. That document is sent to you in order that shareowners of the Company may be kept up-to-date on activities of Interstate Energy Corporation. However, the Interstate Energy Corporation Annual Report is not intended to be used in conjunction with the solicitation of proxies with respect to the Company.

                                          By Order of the Board of Directors,

                                                   [SIG]

                                          EDWARD M. GLEASON
                                          VICE PRESIDENT--TREASURER
                                          AND CORPORATE SECRETARY

Madison, Wisconsin
May 27, 1998

                       WISCONSIN POWER AND LIGHT COMPANY

222 WEST WASHINGTON AVENUE     P.O. BOX 2568     MADISON WI 53701-2568    PHONE:
                                  608/252-3110

                                  May 27, 1998

                          PROXY STATEMENT RELATING TO
                       1998 ANNUAL MEETING OF SHAREOWNERS

    The purposes of the meeting are set forth in the accompanying notice. The enclosed proxy relating to the meeting is solicited on behalf of the Board of Directors of the Company and the cost of such solicitation will be borne by the Company. Following the original solicitation of proxies by mail, beginning on or about May 27, 1998, certain of the officers and regular employees of the Company may solicit proxies by telephone, telegraph or in person, but without extra compensation. The Company will pay to banks, brokers, nominees, and other fiduciaries, their reasonable charges and expenses incurred in forwarding the proxy material to their principals.

    On April 21, 1998, the merger involving IES Industries Inc. ("IES Industries") (the former parent of IES Utilities Inc. ("IES")), Interstate Power Company ("IPC") and WPL Holdings, Inc. was completed (the "Merger"), after which the name of the Company's parent changed from WPL Holdings, Inc. to Interstate Energy Corporation ("IEC"). The Company remains a subsidiary of IEC.

    THE COMPANY WILL FURNISH WITHOUT CHARGE, TO EACH SHAREOWNER WHO IS ENTITLED TO VOTE AT THE MEETING AND WHO MAKES A WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (NOT INCLUDING EXHIBITS THERETO), AS FILED PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934. WRITTEN REQUESTS FOR THE FORM 10-K SHOULD BE MAILED TO THE CORPORATE SECRETARY AT THE ADDRESS STATED ABOVE.

                             ELECTION OF DIRECTORS

    Eleven directors are to be elected at the Company's Annual Meeting of Shareowners scheduled to be held on June 17, 1998. Joyce L. Hanes, Arnold M. Nemirow, Jack R. Newman, Judith D. Pyle and David Q. Reed are nominees to hold office for a term expiring in 2001; Lee Liu, Robert W. Schlutz and Wayne H. Stoppelmoor are nominees to hold office for a term expiring in 2000; and Alan B. Arends, Robert D. Ray and Anthony R. Weiler are nominees to hold office for a term expiring in 1999. All nominees are currently directors of the Company as well as directors of IEC, IES and IPC. All persons elected as directors will serve until the Annual Meeting of Shareowners of the Company in the year their respective term expires, or until their successors have been duly elected and qualified.

    Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting, whether due to abstentions, broker non-votes or otherwise, will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees in the event that any of the nominees shall be unable to serve, or for good reason will not serve, a contingency not now anticipated.

    Brief biographies of the director nominees and continuing directors follow. These biographies include their age (as of December 31, 1997), an account of their business experience, and the names of publicly-held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

                                    NOMINEES
                           FOR TERMS EXPIRING IN 2001

JOYCE L. HANES
                   Principal Occupation: Director and Chairman of Midwest Wholesale Inc.

                   Age: 65

                   Served as a director of the Company since the consummation of the
                     Merger.
      [PHOTO]

                   Annual Meeting at which nominated term of office will expire: 2001

OTHER INFORMATION: Ms. Hanes has been a director of Midwest Wholesale Inc., Mason City, Iowa since 1970. She was re-elected Chairman of the Board of that company in December 1997, having previously served as Chairman from 1986 to 1988. Ms. Hanes has served as a director of IPC since 1982, and of IES and IEC since the consummation of the Merger.

ARNOLD M. NEMIROW
                   Principal Occupation: Chairman, President and Chief Executive
                     Officer, Bowater, Inc. (a pulp and paper manufacturer), Greenville,
                     South Carolina.

                   Age: 54
      [PHOTO]
                   Served as a director of the Company since 1994.

                   Annual Meeting at which nominated term of office will expire: 2001

OTHER INFORMATION: Mr. Nemirow served as President, Chief Executive Officer and Director of Wausau Paper Mills Company, a pulp and paper manufacturer, from 1990 until joining Bowater, Inc., in September 1994. Mr. Nemirow has served as a director of IEC since 1991, and of IES and IPC since the consummation of the Merger. He is a member of the New York Bar.

JACK R. NEWMAN
                   Principal Occupation: Partner of Morgan, Lewis & Bockius, an
                     international law firm based in Washington, D.C.

                   Age: 64
      [PHOTO]
                   Served as a director of the Company since the consummation of the
                     Merger.

                   Annual Meeting at which nominated term of office will expire: 2001

OTHER INFORMATION: Mr. Newman has been engaged in private practice since 1967 and has been a partner of Morgan, Lewis & Bockius since December 1, 1994. Prior to joining Morgan, Lewis & Bockius, he was a partner in the law firms Newman & Holtzinger and Newman, Bouknight & Edgar. He has served as nuclear legal counsel to IES since 1968. He advises a number of utility companies on nuclear power matters, including many European and Asian companies. Mr. Newman is a member of the Bar of the State of New York, the Bar Association of the District of Columbia, the Association of the Bar of the City of New York, the Federal Bar Association and the Lawyers Committee of the Edison Electric Institute. Mr. Newman has served as a director of IES since 1994, and of IEC and IPC since the consummation of the Merger.

JUDITH D. PYLE
                   Principal Occupation: Vice Chair of The Pyle Group, a financial services company, Madison, Wisconsin.

                   Age: 54
      [PHOTO]
                   Served as a director of the Company since 1994.

                   Annual Meeting at which nominated term of office will expire: 2001

OTHER INFORMATION: Prior to assuming her current position, Ms. Pyle served as Vice Chair and Senior Vice President of Corporate Marketing of Rayovac Corporation (a battery and lighting products manufacturer), Madison, Wisconsin. Ms. Pyle is a director of Firstar Corporation. She is also a member of the Board of Visitors at the University of Wisconsin School of Human Ecology. Further, Ms. Pyle is a member of Boards of Directors of the United Way Foundation, Greater Madison Chamber of Commerce, Madison Art Center, Wisconsin Taxpayers Alliance and the Children's Theatre of Madison, and is a trustee of the White House Endowment Fund. Ms. Pyle has served as a director of IEC since 1992, and of IES and IPC since the consummation of the Merger.

DAVID Q. REED
                   Principal Occupation: Independent practitioner of law in Kansas City,
                     Missouri.

                   Age: 66

                   Served as a director of the Company since the consummation of the
                     Merger.
      [PHOTO]

                   Annual Meeting at which nominated term of office will expire: 2001

OTHER INFORMATION: Mr. Reed has been engaged in the private practice of law since 1960. He is a member of the American Bar Association, the Association of Trial Lawyers of America, the Missouri Association of Trial Lawyers, the Missouri Bar and the Kansas City Metropolitan Bar Association. Mr. Reed has served as a director of IES (or predecessor companies) since 1967, and of IEC and IPC since the consummation of the Merger.

                           FOR TERMS EXPIRING IN 2000

LEE LIU
                   Principal Occupation: Chairman of the Board of IEC.

                   Age: 64

                   Served as a director of the Company since the consummation of the
                     Merger.
      [PHOTO]

                   Annual Meeting at which current term of office will expire: 2000

OTHER INFORMATION: Mr. Liu has served as Chairman of the Board of IEC since the consummation of the Merger. Mr. Liu was Chairman of the Board and Chief Executive Officer of IES Industries and Chairman of the Board and Chief Executive Officer of IES prior to the Merger. Mr. Liu has held a number of professional, management and executive positions after joining Iowa Electric Light and Power Company (later known as IES Utilities Inc.) in 1957. He is a director of HON Industries Inc., an office equipment manufacturer in Muscatine, Iowa; McLeodUSA Inc., a telecommunications company in Cedar Rapids, Iowa; Principal Financial Group, an insurance company in Des Moines, Iowa; and Eastman Chemical Company, a diversified chemical company in Kingsport, Tennessee. He also serves as a trustee for Mercy Medical Center, a hospital in Cedar Rapids, Iowa and is a member of the University of Iowa College of Business Board of Visitors. Mr. Liu has served as a director of IES (or predecessor companies) since 1981, and of IEC and IPC since the consummation of the Merger.

ROBERT W. SCHLUTZ
                   Principal Occupation: President of Schlutz Enterprises, a diversified farming and retailing business in Columbus Junction, Iowa.

                   Age: 62
      [PHOTO]
                   Served as a director of the Company since the consummation of the
                     Merger.

                   Annual Meeting at which current term of office will expire: 2000

OTHER INFORMATION: Mr. Schlutz is a director of PM Agri-Nutritional Group Inc., an animal health business in St. Louis, Missouri, and the Iowa Foundation for Agricultural Advancement. Mr. Schlutz is President of the Iowa State Fair Board and member of various community organizations. He also served on the National Advisory Council for the Kentucky Fried Chicken Corporation. He is a past Chairman of the Environmental Protection Commission for the State of Iowa. Mr. Schlutz has served as a director of IES (or predecessor companies) since 1989, and of IEC and IPC since the consummation of the Merger.

WAYNE H. STOPPELMOOR
                   Principal Occupation: Vice Chairman of the Board of IEC.

                   Age: 63

                   Served as a director of the Company since the consummation of the
                     Merger.
      [PHOTO]

                   Annual Meeting at which current term of office will expire: 2000

OTHER INFORMATION: Mr. Stoppelmoor has served as Vice Chairman of the Board of Directors of IEC since the consummation of the Merger. Prior thereto, Mr. Stoppelmoor had served as Chairman, President and Chief Executive Officer of IPC. He retired as President of IPC on October 1, 1996 and as Chief Executive Officer on January 1, 1997. Mr. Stoppelmoor has served as a director of IPC since 1986, and of IEC and IES since the consummation of the Merger.

                           FOR TERMS EXPIRING IN 1999

ALAN B. ARENDS
                   Principal Occupation: Chairman of the Board of Directors of Alliance
                     Benefit Group Financial Services Corp. (formerly Arends Associates,
                     Inc.) of Albert Lea, Minnesota, an employee benefits company.

      [PHOTO]
                   Age: 64

                   Served as a director of the Company since the consummation of the
                     Merger.

                   Annual Meeting at which current term of office will expire: 1999

OTHER INFORMATION: Mr. Arends founded Alliance Benefit Group Financial Services Corp. in 1983. Mr. Arends has served as a director of IPC since 1993, and of IEC and IES since the consummation of the Merger.

ROBERT D. RAY
                   Principal Occupation: Retired President and Chief Executive Officer
                     of IASD Health Services Inc. (formerly Blue Cross and Blue Shield of Iowa, Western Iowa and South Dakota), an insurance firm in Des
                     Moines, Iowa.

      [PHOTO]
                   Age: 69

                   Served as a director of the Company since the consummation of the
                     Merger.

                   Annual Meeting at which current term of office will expire: 1999

OTHER INFORMATION: Mr. Ray served as Governor of the State of Iowa for fourteen years, and was the United States Delegate to the United Nations in 1984. He is a director of the Maytag Company, an appliance manufacturer in Newton, Iowa. He also serves as Chairman of the National Leadership Commission on Health Care Reform and the National Advisory Committee on Rural Health Care. Mr. Ray is Chairman of the Board of Governors, Drake University, Des Moines, Iowa, and a member of the Iowa Business

Council. Mr. Ray has served as a director of IES (or predecessor companies) since 1987, and of IEC and IPC since the consummation of the Merger.

ANTHONY R. WEILER
                   Principal Occupation: Senior Vice President, Merchandising, for
                     Heilig-Meyers Company, a national furniture retailer in Richmond,
                     Virginia.

                   Age: 61
      [PHOTO]
                   Served as a director of the Company since the consummation of the
                     Merger.

                   Annual Meeting at which current term of office will expire: 1999

OTHER INFORMATION: Mr. Weiler was previously Chairman and Chief Executive Officer of Chittenden & Eastman Company, a national manufacturer of mattresses in Burlington, Iowa. He was employed by Chittenden & Eastman in various management positions from 1960 to 1995. Mr. Weiler joined Heilig-Meyers Company as Senior Vice President of Merchandising in 1995. Mr. Weiler is Chairman of the National Home Furnishings Association and a director of the Retail Home Furnishings Foundation. He is a trustee of NHFA Insurance and a past director of the Burlington Area Development Corporation, the Burlington Area Chamber of Commerce and various community organizations. Mr. Weiler has served as a director of IES (or predecessor companies) since 1991, and of IEC and IPC since the consummation of the Merger.

THE BOARD OF DIRECTORS RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREOWNER TO VOTE "FOR" ALL NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" ALL NOMINEES.

                              CONTINUING DIRECTORS

ERROLL B. DAVIS,
JR.
                   Principal Occupation: President and Chief Executive Officer of IEC.

                   Age: 53

                   Served as a director of the Company since 1984.
      [PHOTO]

                   Annual Meeting at which current term of office will expire: 2000

OTHER INFORMATION: Mr. Davis was elected President of IEC in January 1990, and was elected President and Chief Executive Officer of IEC effective July 1, 1990. Mr. Davis joined the Company in August 1978 and was elected President in July 1987. He was elected President and Chief Executive Officer of the Company in August 1988. Mr. Davis has also served as Chief Executive Officer of IES and IPC since the consummation of the Merger. He is a director of the Edison Electric Institute, Amoco Oil Company, Competitive Wisconsin, Inc., PPG Industries, Inc., and the Wisconsin Utilities Association. Mr. Davis is also a director and past chair of the Wisconsin Association of Manufacturers and Commerce, former director and vice chair of Forward Wisconsin, director and acting chair of the Electric Power Research Institute, and past director of the Association of Edison Illuminating Companies and the American Gas Association. Mr. Davis is also a member of the Iowa Business Council. Mr. Davis has served as a director of IEC since 1982, and of IES and IPC since the consummation of the Merger.

ROCKNE G. FLOWERS
                   Principal Occupation: Chief Executive Officer of Nelson Industries,
                     Inc. (a muffler, filter, industrial silencer, and active sound and vibration control technology and manufacturing firm), Stoughton,
                     Wisconsin (a subsidiary of Cummins Engine Company).
      [PHOTO]
                   Age: 66

                   Served as a director of the Company from 1979 to 1990 and since 1994.
                   Annual Meeting at which current term of office will expire: 1999

OTHER INFORMATION: Mr. Flowers is a director of Digisonix, Inc.; American Family Mutual Insurance Company; Janesville Sand and Gravel Company; M&I Bank of Southern Wisconsin; Meriter Health Services, Inc.; Meriter Hospital; the Wisconsin History Foundation; and University Research Park. Mr. Flowers has served as a director of IEC since 1981, and of IES and IPC since the consummation of the Merger.

KATHARINE C.
LYALL
                   Principal Occupation: President, University of Wisconsin System,
                     Madison, Wisconsin.

                   Age: 56
      [PHOTO]
                   Served as a director of the Company since 1986.

                   Annual Meeting at which current term of office will expire: 1999

OTHER INFORMATION: Ms. Lyall has served as President of the University of Wisconsin System since April 1992. Prior thereto, she served as Executive Vice President of the University of Wisconsin System. She also serves on the Board of Directors of the Kemper National Insurance Companies and the Carnegie Foundation for the Advancement of Teaching. She is a member of a variety of professional and community organizations, including the American Economic Association; Carnegie Foundation for Advancement of Teaching (President, Board of Trustees); the Wisconsin Academy of Sciences, Arts and Letters; the American Red Cross (Dane County); Competitive Wisconsin, Inc.; and Forward Wisconsin. In addition to her administrative position, she is a professor of economics at the University of Wisconsin-Madison. Ms. Lyall has served as a director of IEC since 1994, and of IES and IPC since the consummation of the Merger.

MILTON E. NESHEK
                   Principal Occupation: Special Consultant to the Kikkoman Corporation,
                     Tokyo, Japan, and General Counsel, Secretary and Manager, New
                     Market Development, Kikkoman Foods, Inc. (a food products
                     manufacturer), Walworth, Wisconsin.
      [PHOTO]
                   Age: 67

                   Served as a director of the Company since 1984.
                   Annual Meeting at which current term of office will expire: 2000

OTHER INFORMATION: Mr. Neshek is a director of Kikkoman Foods, Inc.; Midwest U.S.-Japan Association; Regional Transportation Authority (for southeast Wisconsin); and Wisconsin-Chiba, Inc. He is a fellow in the American College of Probate Counsel. Mr. Neshek is a member of the Walworth County Bar Association, the State Bar of Wisconsin, and the American Judicature Society. Mr. Neshek is also a member of the Wisconsin Sesquicentennial Commission and a member of its Executive and Finance Committee. Mr. Neshek is a member of the Wisconsin International Trade Council (WITCO) and is Chairman of the WITCO International Education Task Force. Mr. Neshek has served as a director of IEC since 1986, and of IES and IPC since the consummation of the Merger.

                      MEETINGS AND COMMITTEES OF THE BOARD

    The Board of Directors of the Company has standing Audit, Compensation and Personnel, and Nominating and Governance Committees. Information regarding each of the committees is set forth below.

AUDIT COMMITTEE

    As of January 1, 1997, the committee consisted of L. David Carley, R. G. Flowers, Donald. R. Haldeman, and K. C. Lyall (Chair). Messrs. Carley and Haldeman retired as directors upon consummation of the Merger. The committee held two meetings in 1997. Since the effective date of the Merger, the committee has consisted of J. L. Hanes (Chair), K. C. Lyall, M. E. Neshek, D. Q. Reed and
R. W. Schlutz. The committee recommends to the Board the appointment of independent auditors; reviews the reports and comments of the independent auditors; reviews the activities and reports of the Company's internal audit staff; and, in response to the reports and comments of both the independent auditors and internal auditors, recommends to the Board any action which the Audit Committee considers appropriate.

COMPENSATION AND PERSONNEL COMMITTEE

    As of January 1, 1997, the committee consisted of A. M. Nemirow (Chair), M.
E. Neshek, Henry. C. Prange, J. D. Pyle, and Carol. T. Toussaint. Mr. Prange and Mrs. Toussaint retired as directors upon consummation of the Merger. The committee held two meetings in 1997. Since the effective date of the Merger, the committee has consisted of A. M. Nemirow (Chair), A. B. Arends, J. R. Newman, J.
D. Pyle and A. R. Weiler. The committee sets executive compensation policy; reviews the performance of and approves salaries for officers and certain other management personnel; reviews and recommends to the Board new or changed employee benefit plans; reviews major provisions of negotiated employment contracts, if any; and reviews human resource development programs.

NOMINATING AND GOVERNANCE COMMITTEE

    As of January 1, 1997, the committee consisted of L. D. Carley (Chair), R.
G. Flowers, K. C. Lyall, A. M. Nemirow, H. C. Prange, and J. D. Pyle. The committee held four meetings in 1997. Since the effective date of the Merger, the committee has consisted of R. G. Flowers (Chair), A. B. Arends, J. D. Pyle,
R. D. Ray and A. R. Weiler. The committee's responsibilities include recommending and nominating new members of the Board, recommending committee assignments and committee chairpersons, evaluating overall Board effectiveness, preparing an annual report on CEO effectiveness, and considering and developing recommendations to the Board of Directors on other corporate governance issues. In making recommendations of nominees for election to the Board, the committee will consider nominees recommended by shareowners. Any shareowner wishing to make a recommendation should write the Chief Executive Officer of the Company, who will forward all recommendations to the committee.

    The Board of Directors held seven meetings during 1997. Only one director (Mr. Nemirow) attended less than 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.

                           COMPENSATION OF DIRECTORS

    No fees are paid to directors who are officers of the Company, its parent, IEC, or any of IEC's subsidiaries (presently Mr. Davis, Mr. Liu and Mr. Stoppelmoor). Non-management directors, each of whom serve on the Boards of the Company, IEC, IES, IPC and Alliant Industries, Inc. (the holding company for substantially all non-regulated subsidiaries of IEC ("Alliant Industries")), receive an annual retainer of $32,800 for service on all five boards. Travel expenses are paid for each meeting-day attended. All non-management directors also receive a 25% matching contribution in IEC common stock for limited optional cash purchases, up to $10,000, of IEC's common stock through IEC's Shareowner Direct Plan. Matching contributions of $2,500 each for calendar year 1997 were made for the following directors: L. D.

Carley, R. G. Flowers, D. R. Haldeman, K. C. Lyall, A. M. Nemirow, M. E. Neshek,
H. C. Prange, J. D. Pyle, and C. T. Toussaint.

    DIRECTOR'S CHARITABLE AWARD PROGRAM--A Director's Charitable Award Program is maintained for the members of the Company's Board of Directors beginning after three years of service. The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions, and to enhance the Company's director benefit program so that the Company is able to continue to attract and retain directors of the highest caliber. Under the Program, when a director dies, the Company and/or IEC will donate a total of $500,000 to one qualified charitable organization, or divide that amount among a maximum of four qualified charitable organizations, selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company or IEC, and the donations are funded by the Company or IEC through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company's cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to the Company or IEC.

    DIRECTOR'S LIFE INSURANCE PROGRAM--IEC maintains a split-dollar Director's Life Insurance Program for non-employee directors of the Company, beginning after three years of service, which provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to IEC to reimburse IEC for all costs of the program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to the Company.

    DIRECTOR EMERITUS PROGRAM--In connection with the Merger, the Company put in place a Director Emeritus Program under which directors that retired from the Board as a result of the Merger are paid the same annual retainer fee as continuing directors for up to two years after they retire or until they reach age 71, whichever occurs first. This program is intended to apply only to directors who retired in connection with the Merger.

    Director nominee Jack R. Newman serves as legal counsel to IEC on nuclear issues. Mr. Newman's firm, Morgan, Lewis & Bockius has also provided legal services to IEC related to the Merger.

                         OWNERSHIP OF VOTING SECURITIES

    All of the common stock of the Company is held by IEC. Listed in the following table are the shares of IEC's common stock owned by the executive officers listed in the Summary Compensation Table and all directors of the Company, as well as the number of shares owned by directors and officers as a group as of April 21, 1998. The directors and executive officers of the Company as a group owned less than one percent of the outstanding shares of IEC common stock on that date. To the Company's knowledge, no shareowner beneficially owned 5 percent or more of IEC's outstanding common stock or the Company's preferred stock as of April 21, 1998. None of the directors or officers of the Company own any shares of Company preferred stock.

                                                                                                   SHARES
                                                                                                 BENEFICIALLY
NAME OF BENEFICIAL OWNER                                                                          OWNED(1)
-----------------------------------------------------------------------------------------------  -----------
Executives(2)
    A. J. (Nino) Amato.........................................................................       5,810(3)(4)
    Daniel A. Doyle............................................................................       3,603(3)
    William D. Harvey..........................................................................      14,767(3)
    Eliot G. Protsch...........................................................................      14,941(3)

Director Nominees
    Alan B. Arends.............................................................................       1,100
    Joyce L. Hanes.............................................................................       1,868(3)
    Lee Liu....................................................................................      56,617(3)
    Arnold M. Nemirow..........................................................................       9,567
    Jack R. Newman.............................................................................       1,482
    Judith D. Pyle.............................................................................       6,100
    Robert D. Ray..............................................................................       3,193
    David Q. Reed..............................................................................       6,044(3)
    Robert W. Schlutz..........................................................................       3,633
    Wayne H. Stoppelmoor.......................................................................       6,075
    Anthony R. Weiler..........................................................................       4,603(3)

Continuing Directors
    Erroll B. Davis, Jr........................................................................      33,703(3)
    Rockne G. Flowers..........................................................................       9,819
    Katharine C. Lyall.........................................................................       7,194
    Milton E. Neshek...........................................................................      12,195

All Executives and Directors as a Group
    32 people, including those listed above....................................................     282,899

---------

(1) Total shares of IEC common stock outstanding as of April 21, 1998 were 76,780,996.

(2) Stock ownership of Mr. Davis is shown with continuing directors.

(3) Included in the beneficially owned shares shown are: Indirect ownership interests with shared voting and investment powers: Mr. Amato--1,032, Mr. Harvey--1,828, Mr. Protsch--552, Mr. Davis--5,603, Ms. Hanes--425, Mr.
    Liu--9,755, Mr. Reed--353 and Mr. Weiler--1,037; and Excercisable stock options: Mr. Davis--13,100, Mr. Harvey--4,700, Mr. Protsch--4,700, Mr. Amato--3,650 and Mr. Doyle--2,900 (all directors and officers as a group--39,200).

(4) Mr. Amato left the Company following the effective date of the Merger.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following Summary Compensation Table sets forth the total compensation paid by the Company for all services rendered during 1997, 1996, and 1995 to the Chief Executive Officer and the four other most highly compensated executive officers (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                     ANNUAL COMPENSATION             -------------
                                           ----------------------------------------   SECURITIES
                                                                        OTHER         UNDERLYING
           NAME AND                                                     ANNUAL         OPTIONS/        ALL OTHER
      PRINCIPAL POSITION          YEAR     SALARY(1)     BONUS     COMPENSATION(2)    SARS(#)(3)    COMPENSATION(4)
------------------------------  ---------  ----------  ----------  ----------------  -------------  ----------------
Erroll B. Davis, Jr...........       1997  $  396,000  $   --        $     17,584         13,800      $     53,029
President and CEO                    1996     396,000     146,790          20,625         12,600            58,706
                                     1995     374,913     125,496          16,688         13,100            54,131

William D. Harvey.............       1997     209,000      18,986          14,197          5,100            31,391
Senior Vice President                1996     209,000      82,104          10,227          4,650            27,875
                                     1995     193,654      47,340           5,459          4,700            22,357

Eliot G. Protsch..............       1997     200,200      26,400          10,414          5,100            24,353
Senior Vice President                1996     200,200      81,224           6,968          4,650            23,559
                                     1995     182,000      47,520           3,951          4,700            18,362

Anthony J. Amato(5)...........       1997     160,404      20,262          13,086          5,100            26,418
Senior Vice President                1996     160,404      60,920           8,879          3,550            21,586
                                     1995     148,964      40,046           4,887          3,650            17,156

Daniel A. Doyle...............       1997     157,130      10,139           6,733          3,900            17,121
Vice President--                     1996     149,150      46,865           3,053          2,800            12,180
  Power Production                   1995     140,399      32,465           3,090          2,900            11,155

---------

(1) Includes vacation days sold back to the Company. Does not include the portion of salary charged to IEC.

(2) Other Annual Compensation for 1997 consists of income tax gross-ups for reverse split-dollar life insurance: Mr. Davis--$11,903, Mr. Harvey--$5,289, Mr. Protsch--$2,608, Mr. Amato--$4,495, and Mr. Doyle--$3,096; Income tax gross-ups on financial counseling benefit: Mr. Davis--$5,681, Mr. Harvey--$8,908, Mr. Protsch--$7,806, Mr. Amato--$8,591, and Mr.
    Doyle--$3,727.

(3) Awards made in 1997 were in combination with contingent dividend awards as described in the table entitled "Long-Term Incentive Awards in 1997".

(4) All Other Compensation for 1997 consists of: Matching contributions to 401(k) plan, Mr. Davis-- $11,880, Mr. Harvey--$6,270 Mr. Protsch--$6,006,
    Mr. Amato--$3,895, and Mr. Doyle--$4,714; Financial counseling benefit, Mr. Davis--$6,160, Mr. Harvey--$9,659, Mr. Protsch--$9,783, Mr. Amato--$10,766
    and Mr. Doyle--$4,671; Split dollar life insurance premiums, Mr. Davis-- $22,084, Mr. Harvey--$9,729, Mr. Protsch--$8,296, Mr. Amato--$6,123, and Mr.
    Doyle--$3,969; Reverse split dollar life insurance, Mr. Davis--$12,905, Mr. Harvey--$5,733, Mr. Protsch--$3,268, Mr. Amato--$5,634 and Mr.
    Doyle--$3,767. The split dollar and reverse split dollar insurance premiums are calculated using the "foregone interest" method.

(5) Mr. Amato left the Company following the effective date of the Merger.

                                 STOCK OPTIONS

    The following table sets forth certain information concerning options granted during 1997 to the executives named below:

                           OPTION/SAR GRANTS IN 1997

                                                        INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                                    ----------------------------------------------------------     VALUE AT ASSUMED
                                      NUMBER OF       % OF TOTAL                                ANNUAL RATES OF STOCK
                                     SECURITIES      OPTIONS/SARS                                  APPRECIATION FOR
                                     UNDERLYING       GRANTED TO      EXERCISE OR                   OPTION TERM(2)
                                    OPTIONS/SARS     EMPLOYEES IN     BASE PRICE   EXPIRATION   ----------------------
               NAME                  GRANTED(1)       FISCAL YEAR      ($/SHARE)      DATE          5%         10%
----------------------------------  -------------  -----------------  -----------  -----------  ----------  ----------
Erroll B. Davis, Jr...............       13,800           17    %      $   28.00       1/2/07   $  243,018  $  615,814
William D. Harvey.................        5,100            6    %          28.00       1/2/07       89,811     227,613
Eliot G. Protsch..................        5,100            6    %          28.00       1/2/07       89,811     227,613
A. J. (Nino) Amato................        3,900            5    %          28.00       1/2/07       68,679     174,057
Daniel A. Doyle...................        3,250            4    %          28.00       1/2/07       57,233     145,048

---------

(1) Consists of non-qualified stock options to purchase shares of IEC common stock granted pursuant to IEC's Long-Term Equity Incentive Plan. Options were granted on January 2, 1997, and will fully vest on January 2, 2000. These options were granted with an equal number of contingent dividend awards as described in the table entitled "Long-Term Incentive Awards in 1997" and have exercise prices equal to the fair market value of IEC shares on the date of grant. Upon a "change in control" of IEC as defined in the Plan or upon retirement, disability or death of the option holder, these options shall become immediately exercisable. Upon exercise of an option, the executive purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering common shares already owned by the executive.

(2) The hypothetical potential appreciation shown for the named executives is required by the Securities and Exchange Commission ("SEC") rules. The amounts shown do not represent either the historical or expected future performance of the IEC common stock. For example, in order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of IEC common stock would be $45.61 and $72.65, respectively, as of the expiration date of the options.

    The following table provides information for the executives named below regarding the number and value of unexercised options. No options were exercisable during 1997.

                     OPTION/SAR VALUES AT DECEMBER 31, 1997

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS AT           IN-THE-MONEY OPTIONS/SARS AT
                                                                  FISCAL YEAR END                FISCAL YEAR END(1)
                                                           ------------------------------  ------------------------------
                          NAME                               EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------------------------------------------  ---------------  -------------  ---------------  -------------
Erroll B. Davis, Jr......................................             0          39,500               0      $   174,338
William D. Harvey........................................             0          14,450               0           63,620
Eliot G. Protsch.........................................             0          14,450               0           63,620
A. J. (Nino) Amato.......................................             0          11,000               0           48,950
Daniel A. Doyle..........................................             0           8,950               0           39,619

(1) Based on the closing per share price on December 31, 1997 of IEC common stock of $33.125.

    LONG-TERM INCENTIVE AWARDS--The following table provides information concerning long-term incentive awards made to the executives named below in 1997.

                       LONG-TERM INCENTIVE AWARDS IN 1997

                                                                                   ESTIMATED FUTURE PAYOUTS UNDER
                                                                                             NON-STOCK
                                                 NUMBER OF      PERFORMANCE OR          PRICE-BASED PLANS(2)
                                               SHARES, UNITS     OTHER PERIOD    ----------------------------------
                                              OR OTHER RIGHTS  UNTIL MATURATION   THRESHOLD    TARGET     MAXIMUM
                    NAME                          (#)(1)          OR PAYOUT          ($)         ($)        ($)
--------------------------------------------  ---------------  ----------------  -----------  ---------  ----------
Erroll B. Davis, Jr.........................        13,800            1/2/00         66,240      82,800     144,900
William D. Harvey...........................         5,100            1/2/00         24,480      30,600      53,550
Eliot G. Protsch............................         5,100            1/2/00         24,480      30,600      53,550
A. J. (Nino) Amato..........................         3,900            1/2/00         18,720      23,400      40,950
Daniel A. Doyle.............................         3,250            1/2/00         15,600      19,500      34,125

---------

(1) Consists of Performance Units awarded under IEC's Long-Term Equity Incentive Plan in combination with stock options (as described in the table entitled "Option/SAR Grants in 1997"). These Performance Units are entirely in the form of contingent dividends and will be paid if total IEC shareowner return over a three-year period ending January 2, 2000 equals or exceeds the median return earned by the companies in a peer group of utility holding companies, except that there will be no payment if IEC's total return is negative over the course of such period. If payable, each participant shall receive an amount equal to the accumulated dividends paid on one share of IEC common stock during the period of January 2, 1997 through December 31, 2000 multiplied by the number of Performance Units awarded to the participant, and modified by a performance multiplier which ranges from 0 to 1.75 based on IEC's total return relative to the peer group.

(2) Assumes, for purposes of illustration only, a $2.00 per share annual dividend on shares of IEC common stock for 1998 and 1999.

                  AGREEMENTS AND TRANSACTIONS WITH EXECUTIVES

    In connection with the Merger, Mr. Davis entered into a new employment agreement with IEC. Under Mr. Davis's agreement, Mr. Davis will serve as the Chief Executive Officer of IEC until at least the fifth anniversary of the effective time of the Merger. Mr. Davis will also serve as the Chairman of IEC following the second anniversary of the Merger. Following the expiration of the initial term of Mr. Davis's employment agreement, his agreement will automatically renew for successive one-year terms, unless either Mr. Davis or IEC gives prior written notice of his or its intent to terminate the agreement. Mr. Davis will also serve as Chief Executive Officer of each subsidiary of IEC, including the Company, until at least the third anniversary of the effective time of the Merger and as a director of such companies during the term of his employment agreement.

    Mr. Davis's employment agreement provides that he be paid an annual base salary of not less than $450,000. Mr. Davis also has the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) in amounts no less than he was eligible to receive before the effective time of the Merger, as well as supplemental retirement benefits (including continued participation in the Company Executive Tenure Compensation Plan) in an amount no less than he was eligible to receive before the effective time of the Merger, and life insurance providing a death benefit of three times his annual salary.

    If the employment of Mr. Davis is terminated without cause (as defined in his employment agreement) or if he terminates his employment for good reason (as defined in his employment agreement), IEC or its affiliates will continue to provide the compensation and benefits called for by the employment agreement through the end of the term of the employment agreement (with incentive compensation based on the maximum potential awards and with any stock compensation paid in cash), and all unvested stock compensation will vest immediately. If Mr. Davis dies or becomes disabled, or terminates his employment without good reason, during the term of his employment agreement, IEC or its affiliates will pay to him or his beneficiaries or estate all compensation earned through the date of death, disability or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If Mr. Davis is terminated for cause, IEC or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. Notwithstanding the foregoing, in the event that any payments to Mr. Davis under his employment agreement or otherwise are subject to the excise tax on excess parachute payments under the Internal Revenue Code (the "Code"), then the total payments to be made under the employment agreement will be reduced so that the value of these payments Mr. Davis is entitled to receive is $1 less than the amount that would subject him to the 20% excise tax imposed by the Code on certain excess payments, or which IEC or its affiliates may pay without loss of deduction under the Code.

    IEC also has key executive employment and severance agreements ("KEESAs") with Mr. Davis and with certain other executive officers of IEC and its subsidiaries, including Messrs. Harvey, Protsch, Amato and Doyle. The KEESAs provide that each executive officer that is a party thereto is entitled to benefits if, within five years after a change in control of IEC (as defined in the KEESAs), the officer's employment is ended through (i) termination by IEC, other than by reason of death or disability or for cause (as defined in the KEESAs), or (ii) termination by the officer due to a breach of the agreement by IEC or a significant change in the officer's responsibilities, or (iii) in the case of Mr. Davis's agreement, termination by Mr. Davis following the first anniversary of the change of control. The consummation of the Merger was deemed to constitute a change in control of IEC for purposes of the KEESAs. The benefits provided are: (i) a cash termination payment of one, two or three times (depending on which executive is involved) the sum of the officer's annual salary and his average annual bonus during the three years before the termination and (ii) continuation for up to five years of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination. Each KEESA provides that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess payment for purposes of the Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess payments, or which IEC or its affiliates may pay without loss of deduction under the Code. Mr. Davis's employment agreement as described above limits benefits paid thereunder to the extent that duplicate payments would be provided to him under his KEESA. In connection with the termination of his employment and pursuant to a letter agreement with IEC, Mr. Amato received benefits totaling $614,771 under his KEESA.

    During 1997, in connection with a Restricted Stock Agreement, Mr. Davis converted 0.5567 shares of Alliant Industries stock into 7,754 shares of IEC common stock and redeemed his remaining 1.1133 shares of Alliant Industries stock for $421,553 per share. The proceeds of the redemption to Mr. Davis were used, in part, to repay $315,257 of principal and interest on loans made by IEC to Mr. Davis for taxes withheld in connection with the vesting of his Alliant Industries stock. Mr. Davis was charged interest on these loans at the prime rate.

                     RETIREMENT AND EMPLOYEE BENEFIT PLANS

    Salaried employees (including officers) of the Company are eligible to participate in a Retirement Plan maintained by the Company. All executives named in the foregoing Summary Compensation Table participated in the plan during 1997. Contributions to the plan are determined actuarially, computed on a straight-life annuity basis, and cannot be readily calculated as applied to any individual participant or small group of participants. For purposes of the plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the foregoing Summary Compensation Table. Retirement Plan benefits depend upon length of plan service (up to a maximum of 30 years), age at retirement, and amount of compensation (determined in accordance with the plan) and are reduced by up to 50 percent of Social Security benefits. Credited years of service under the plan for covered persons named in the foregoing Summary Compensation Table are as follows: Erroll B. Davis, Jr., 18 years; Eliot G. Protsch, 18 years; A.
J. (Nino) Amato, 11 years; Daniel A. Doyle, 5 years; and William D. Harvey, 10 years. Assuming retirement at age 65, a Retirement Plan participant (in conjunction with the Unfunded Supplemental Retirement Plan described below) would be eligible at retirement for a maximum annual retirement benefit as follows:

                             RETIREMENT PLAN TABLE

                                                         ANNUAL BENEFIT AFTER SPECIFIED YEARS IN PLAN*
                                              -------------------------------------------------------------------
AVERAGE ANNUAL COMPENSATION                       5         10         15          20          25          30
--------------------------------------------  ---------  ---------  ---------  ----------  ----------  ----------
$125,000....................................  $  10,132  $  20,265  $  30,397  $   40,529  $   50,662  $   60,794
 150,000....................................     12,424     24,848     37,272      49,696      62,120      74,544
 200,000....................................     17,007     34,015     51,022      68,029      85,037     102,044
 250,000....................................     21,591     43,181     64,772      86,363     107,953     129,544
 300,000....................................     26,174     52,348     78,522     104,696     130,870     157,044
 350,000....................................     30,757     61,515     92,272     123,029     153,787     184,544
 400,000....................................     35,341     70,681    106,022     141,363     176,703     212,044
 450,000....................................     39,924     79,848    119,772     159,696     199,620     239,544
 475,000....................................     42,216     84,431    126,647     168,863     211,078     253,294
 500,000....................................     44,507     89,015    133,722     178,029     222,537     267,044
 525,000....................................     46,799     93,598    140,397     187,196     233,995     280,794
 550,000....................................     49,091     98,181    147,272     196,363     245,453     294,544

---------

 * Average annual compensation is based upon the average of the highest 36 consecutive months of compensation. The Retirement Plan benefits shown above are net of estimated Social Security benefits and do not reflect any deductions for other amounts. The annual retirement benefits payable are subject to certain maximum limitations (in general, $150,000 for 1996 and $160,000 for 1997) under the Code. Under the Retirement Plan and a supplemental survivors income plan, if a Retirement Plan participant dies prior to retirement, the designated survivor of the participant is entitled to a monthly income benefit equal to approximately 50 percent (100 percent in the case of certain executive officers and key management employees) of the monthly retirement benefit which would have been payable to the participant under the Retirement Plan if the participant had remained employed by the Company until eligible for normal retirement.

    UNFUNDED SUPPLEMENTAL RETIREMENT PLAN--The Company maintains an Unfunded Supplemental Retirement Plan which provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee's retirement benefits exceed the qualified plan limits. Additionally, the plan provides for payments of supplemental retirement benefits to employees holding the position of Vice President or higher, who have been granted additional months of service by the Board of Directors for purposes of computing retirement benefits.

    UNFUNDED EXECUTIVE TENURE COMPENSATION PLAN--The Company maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for key executives to remain in the service of the Company by providing additional compensation which is payable only if the executive remains with the Company until retirement (or other termination if approved by the Board of Directors). In the case of the Chief Executive Officer only, in the event that the Chief Executive Officer (1) is terminated under his employment agreement with IEC (the "Employment Agreement") other than for cause, death or disability (as those terms are defined in the Employment Agreement), (2) terminates his employment under the Employment Agreement for good reason (as such term is defined in the Employment Agreement), or

(3) is terminated as a result of a failure of the Employment Agreement to be renewed automatically pursuant to its terms (regardless of the reason for such non-renewal), then for purposes of the plan, the Chief Executive Officer shall be deemed to have retired at age 65 and shall be entitled to benefits under the plan. Participants in the plan must be designated by the Chief Executive Officer of the Company and approved by its Board of Directors. Mr. Davis was the only active participant in the plan as of December 31, 1997. The plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25 percent of the participant's highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant's beneficiary will receive monthly payments equal to 50 percent of such amount for 120 months in the case of death before retirement, or if the participant dies after retirement, 50 percent of such amount for the balance of the 120 months. Annual benefits of $112,500 would be payable to Mr. Davis upon retirement, assuming he continues in the Company's service until retirement at the same salary as was in effect on December 31, 1997.

    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN--The Company maintains an unfunded Supplemental Executive Retirement Plan to provide incentive for key executives to remain in the service of the Company by providing additional compensation which is payable only if the executive remains with the Company until retirement, disability or death. Participants in the plan must be approved by the Compensation and Personnel Committee of the Board. The plan provides for payments of 60% of the participant's average annual earnings (base salary and bonus) for the highest paid three years out of the last ten years of the participant's employment. The normal retirement date under the plan is age 65 or the date the participant has completed 10 years of employment, whichever is later. If a participant retires prior to age 62, the 60% payment under the plan is reduced by 3% per year for each year the participant's retirement date precedes his/her normal retirement date. Benefit payments under the plan will be made for a maximum of 18 years, with a minimum of 12 years of payments if the participant dies after retirement. Messrs. Davis, Harvey, Protsch, and Doyle are participants in this plan. The following table shows payments under the plan, assuming a minimum of 10 years of service at retirement age.

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE

                                                                                                              GREATER
                                                                                             LESS THAN 10     THAN 10
AVERAGE COMPENSATION                                                                             YEARS         YEARS
------------------------------------------------------------------------------------------  ---------------  ----------
$125,000..................................................................................     $       0     $   75,000
 150,000..................................................................................             0         90,000
 200,000..................................................................................             0        120,000
 250,000..................................................................................             0        150,000
 300,000..................................................................................             0        180,000
 350,000..................................................................................             0        210,000
 400,000..................................................................................             0        240,000
 450,000..................................................................................             0        270,000
 500,000..................................................................................             0        300,000
 550,000..................................................................................             0        330,000

    KEY EMPLOYEE DEFERRED COMPENSATION PLAN--The Company maintains an unfunded Key Employee Deferred Compensation Plan under which participants may defer up to 100% of base salary or incentive compensation. The Company matches up to 50% of the employee deferral (plus 401(k) contributions up to 6% of pay, less 401(k) matching contributions). The deferrals and matching contributions receive an annual return equal to the A-utility bond rate with a minimum return no less than the prime interest rate published in the Wall Street Journal. Payments from the plan may be made in lump sums or installments at the election of the participant. Participants are selected by the CEO of Alliant Services Company. Messrs. Davis, Harvey, Protsch and Doyle participate in this plan.

  REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION

    TO OUR SHAREOWNERS: The Compensation and Personnel Committee (the "Committee") of the Board of Directors is comprised of five independent, non-employee directors who have no "interlocking" relationships, as defined by the Securities and Exchange Commission ("SEC"). The Committee assesses the effectiveness and competitiveness of, approves the design of, and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. To support the Committee in carrying out its mission, an independent consultant is engaged to provide assistance to the Committee.

    The Committee is committed to implementing a total compensation program for executives which furthers the Company's mission. The Committee, therefore, adheres to the following compensation policies which are intended to facilitate the achievement of the Company's business strategies.

    - Total compensation should enhance the Company's ability to attract, retain, and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

    - Base salary levels should be targeted at a competitive market range paid to executives of comparable companies. Specifically, the Committee targets the median (50th percentile) of equally weighted data from utility and general industry companies.

    - Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined Company, subsidiary, and individual performance goals. In addition, incentive levels will be targeted at the median (50th percentile) of equally weighted data from utility and general industry companies.

COMPONENTS OF COMPENSATION

    The Committee relates total compensation levels for the Company's senior executives to the compensation paid to executives of comparable companies. Utility executives' pay is compared to that of executives with similar responsibilities at utilities and/or non-utilities (general industries) in both the Midwest and national markets, as well as to companies with similar revenue levels and employment levels.

    The Committee has determined that total executive compensation, including that for Mr. Davis, is in line with competitive salaries of the comparison groups of companies.

    The current elements of the Company's executive compensation program are base salary, short-term (annual) incentives and long-term (equity) incentives. These elements are addressed separately below. In determining each component of compensation, the Committee considers all elements of an executive's total compensation package, including benefit and perquisite programs.

BASE SALARIES

    The Committee annually reviews each executive's base salary. Base salaries are targeted at a competitive market range when comparing both utility and non-utility (general industry) data. Base salaries are adjusted annually by the Committee to recognize changes in the market, varying levels of responsibility, prior experience, and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments. Individual performance factors are not considered by the Committee in setting base salaries. Base pay adjustments are tied to market changes in appropriate salary levels and will minimize across-the-board increases. During 1997, all executive salaries were reviewed for market comparability using utility and general industry data contained in compensation surveys published by Edison Electric Institute, American Gas Association and several compensation consulting firms. Any recommended changes will be effective for 1998. Market ranges will be reviewed annually.

SHORT-TERM INCENTIVES

    The goal of short-term (annual) incentive programs is to promote the Committee's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash or stock based bonuses to achieve corporate, subsidiary, and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Committee on an annual basis reviews and approves the program's performance goals and the relative weight assigned to each goal as well as targeted and maximum award levels. A description of the Company's short-term incentive program available during 1997 to executive officers follows.

    WISCONSIN POWER AND LIGHT COMPANY MANAGEMENT INCENTIVE PLAN--The Company's Management Incentive Plan (the "Company MIP") covered utility executives and in 1997 was based on achieving annual targets in several areas of overall corporate performance that include profitability, operations and maintenance expense control, reduction in lost time accidents, and individual/team performance. Target and maximum bonus awards were set at the median of the utility market levels. Targets were considered by the Committee to be achievable, but require above-average performance from each of the executives. Actual payment of bonuses, as a percentage of annual salary, is determined by the level of performance achieved in each category. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If the threshold performance level is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is no additional payment. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. For example, if the overall weighted performance achievement is 70%, the executive will receive 70% of his or her maximum allowable bonus award. Potential Company MIP awards for executives range from 0 to 40 percent of annual salary. The Company MIP does not allow for discretion in bonus determinations. In 1997 there was no payout for performance against the corporate targets. Executives received awards under the Company MIP for achievements against individual performance goals. Awards for 1997 under the Company MIP made to top executives (other than to Mr. Davis who participates in the IEC Management Incentive Plan) are shown in the Summary Compensation Table.

    IEC MANAGEMENT INCENTIVE PLAN--In 1997, Mr. Davis was covered by IEC's Management Incentive Plan (the "IEC MIP"). Awards under the IEC MIP in 1997 were based on Company, Heartland Development Corporation ("HDC" and now known as Alliant Industries) and individual performance achievement in relation to predetermined goals. For each Plan year, the IEC Compensation and Personnel Committee (which is comprised of the same members as the Committee) determines the performance apportionment for Mr. Davis. In 1997 that apportionment was 50% for Company performance, 25% for HDC performance and 25% for individual performance. Company performance is measured based on the overall percentage achievement factor of the corporate goals established for the Company MIP. HDC performance is measured based on the overall percentage achievement of the 1997 financial performance goals from the HDC plan. Individual performance is measured based on the achievement of certain specific goals, which included strategy development and implementation, established for Mr. Davis by the IEC Committee. The 1997 IEC MIP award range for Mr. Davis was from 0 to 70 percent of annual salary. The actual payment of bonuses as a percentage of annual salary is determined as described for the Company MIP. In 1997, the IEC MIP provided a payment to Mr. Davis as a result of the HDC financial performance component, and for achievement of the personal goals. For 1997 performance, Mr. Davis' annual bonus payment represented 22 percent of his base salary. Under the IEC MIP, Mr. Davis was awarded $100,800 solely in connection with 1997 performance as discussed above. None of Mr. Davis's award for 1997 under the IEC MIP related to Company performance.

LONG-TERM INCENTIVES

    The Committee strongly believes compensation for senior executives should include long-term, at-risk pay to strengthen the alignment of shareowner and management. In this regard, IEC's Long-Term Equity Incentive Plan allows for grants of stock options, restricted stock, and performance units/shares with respect to IEC's common stock. The Long-Term Equity Incentive Plan is administered by the IEC Compensation and Personnel Committee. The Committee believes the Long-Term Equity Incentive Plan balances the Company's existing compensation programs by emphasizing compensation based on the long-term successful performance of the Company from the perspective of the shareowners of IEC. Stock options provide a reward that is directly tied to the benefit shareowners of IEC receive from increases in the price of IEC's common stock. The payout from the performance units is based on IEC's continued payment of dividends, a significant component of investment returns for utilities, and the relative total return to shareowners compared to other comparable investments. Thus, the two components of the Long-Term Equity Incentive Plan, i.e., stock options and performance units, provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 1997 the IEC Compensation and Personnel Committee made a grant of stock options and performance units to Messrs Davis, Amato, Doyle, Protsch and Harvey. All option grants were made at the fair market value of IEC common stock on the date the grants were approved (January 2, 1997). The options vest after three years and have a ten-year term from the date of the grant. Executives were also granted performance units which will accumulate all of the dividends paid on one share of IEC's common stock over a three-year period. One performance unit was granted for each option received by the executive. Accrued dividends are not reinvested in IEC's common stock, nor is any interest paid on accrued dividends. Performance units will be paid out in cash or in shares of IEC's common stock. The payment will be modified by a performance multiplier which ranges from 0 to
1.75 based on the three year average of IEC's total shareowner return relative to a utility holding company peer group. If IEC's total shareowner return for the three year period is negative, the performance unit payout will be zero. In determining actual award levels, the IEC Committee was primarily concerned with providing a competitive total compensation level to officers. As such, award levels (including the awards made to Mr. Davis) were based on a competitive analysis of similarly-sized utility companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance units. Award levels were targeted to the median of the range of such awards paid by comparable companies. In addition, the IEC Compensation and Personnel Committee did not consider the amounts of options or performance units already outstanding or previously granted when making awards for 1997.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

    Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. The Committee has carefully considered the impact of this tax code provision. Based on the Committee's commitment to link compensation with performance as described in this report, the Committee currently intends to qualify compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m).

CONCLUSION

    The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for the Company's executives. In addition, the Committee believes that the long and short term performance incentives effectively align the interests of executives and ultimate shareowners toward a successful future for the Company.

                                       COMPENSATION AND PERSONNEL COMMITTEE
                                       Arnold M. Nemirow (Chair)
                                       Alan B. Arends
                                       Jack R. Newman
                                       Judith D. Pyle
                                       Anthony R. Weiler

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's directors, its executive officers, and certain other officers are required to report their ownership of IEC's common stock and Company preferred stock and any changes in that ownership to the SEC. To the best of the Company's knowledge, all required filings in 1997 were properly made in a timely fashion. In making the above statements, the Company has relied on the representations of the persons involved and on copies of their reports filed with the SEC.

                                    GENERAL

    VOTING--The outstanding voting securities of the Company on the record date stated below consisted of 13,236,601 shares of common stock (owned solely by IEC) and 1,049,225 shares of preferred stock, in seven series (representing 599,630 votes). Only shareowners of the Company of record on its books at the close of business on May 11, 1998, are entitled to vote at the meeting. Each share of Company common stock is entitled to one vote per share. Each share of Company preferred stock, with the exception of the 6.50% Series, is entitled to one vote per share. The 6.50% Series of Company preferred stock is entitled to 1/4 vote per share. Shareowners may vote their shares either in person or by proxy. The giving of proxies by shareowners will not effect their right to vote their shares if they attend the meeting and desire to vote in person. Presence at the meeting of a shareowner who signed a proxy, however, does not itself revoke the proxy. A proxy may be revoked by the person giving it, at any time prior to the time it is voted, by advising the Secretary of the Company prior to such voting. A proxy may also be revoked by a shareowner who duly executes another proxy bearing a later date but prior to the voting. All shares represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting or any adjourned session of the meeting, all in accordance with the terms of such proxies.

    PROPOSALS OF SHAREOWNERS--Under the rules of the SEC, any shareowner proposal intended to be presented at the 1999 Annual Meeting of Shareowners must be received at the principal office of the Company no later than January 27, 1999, in order to be eligible to be considered for inclusion in the Company's proxy materials relating to that meeting.

    INDEPENDENT AUDITORS--The Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditors for 1998. Arthur Andersen LLP acted as independent auditors for the Company in 1997. Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

    OTHER BUSINESS--The meeting is being held for the purposes set forth in the notice accompanying this proxy statement. The Board of Directors of the Company knows of no business to be transacted at the meeting other than that set forth in the notice. However, if any other business should properly be presented to the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                          By Order of the Board of Directors

                                                   [SIG]

                                          Edward M. Gleason

                                          Vice President - Treasurer

                                          and Corporate Secretary

                                                                      APPENDIX A

                       WISCONSIN POWER AND LIGHT COMPANY

                                 ANNUAL REPORT
                      FOR THE YEAR ENDED DECEMBER 31, 1997

CONTENTS                                                                    PAGE
--------------------------------------------------------------------------  ----

The Company...............................................................   A-2

Selected Financial Data...................................................   A-3

Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   A-3

Report of Independent Public Accountants..................................  A-21

Consolidated Financial Statements:

  Consolidated Statements of Income.......................................  A-22

  Consolidated Balance Sheets.............................................  A-23

  Consolidated Statements of Cash Flows...................................  A-25

  Consolidated Statements of Capitalization...............................  A-26

  Consolidated Statements of Common Shareowners' Investment...............  A-27

  Notes to Consolidated Financial Statements..............................  A-28

Shareowner Information....................................................  A-44

Executive Officers........................................................  A-44

                                  THE COMPANY

    In April 1998, WPL Holdings, Inc. (WPLH), IES Industries Inc. (IES) and Interstate Power Company (IPC) completed a three-way merger (Merger) forming Interstate Energy Corporation (Merged Company). In connection with the Merger, IES was merged with and into WPLH forming the Merged Company and IPC became a subsidiary of the Merged Company. The Merged Company operates as a registered public utility holding company and is subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA), Following the Merger, the holding companies for the nonregulated businesses of the former WPLH and IES (Heartland Development Corporation (HDC) and IES Diversified Inc. (Diversified), respectively) were merged, and the resulting entity was renamed Alliant Industries, Inc. (Industries). As a result of the Merger, the first tier subsidiaries of the Merged Company consist of:
Wisconsin Power and Light Company (WP&L), IES Utilities Inc. (IESU), IPC, Industries, and Alliant Services Company (a regulatory service company required under PUHCA and SEC regulation). For additional information regarding the terms of the Merger, see Note 2 of the "Notes to Consolidated Financial Statements."

    WP&L, incorporated in Wisconsin in 1917 as the Eastern Wisconsin Electric Company, is a public utility predominately engaged in the transmission and distribution of electric energy and the generation and bulk purchase of electric energy for sale. WP&L also transports, distributes and sells natural gas purchased from gas suppliers. Nearly all of WP&L's customers are located in south and central Wisconsin. WP&L operates in municipalities pursuant to permits of indefinite duration which are regulated by Wisconsin law. At December 31, 1997, WP&L supplied electric and gas service to approximately 393,000 and 155,000 customers, respectively. WP&L also has approximately 32,000 water customers. The water operations are immaterial to WP&L overall. In 1997, 1996 and 1995 WP&L had no single customer for which electric and/or gas sales accounted for 10% or more of WP&L's consolidated revenues.

    WP&L owns all of the outstanding capital stock of South Beloit Water, Gas and Electric Company (South Beloit), a public utility supplying electric, gas and water service, principally in Winnebago County, Illinois, which was incorporated in 1908.

    WP&L also owns varying interest in several other subsidiaries and investments which are not material to WP&L's operations.

ELECTRIC OPERATIONS

    WP&L provides electricity in a service territory of approximately 16,000 square miles in 35 counties in southern and central Wisconsin and four counties in northern Illinois. As of December 31, 1997, WP&L provided retail electric service to approximately 393,000 customers in 615 cities, villages and towns, and wholesale service to 25 municipal utilities, one privately owned utility, three rural electric cooperatives, one Native American nation and to the Wisconsin Public Power, Inc. system for the provision of retail service to 14 communities.

    Electric operations represented 79.8% of WP&L's total operating revenues and 90.5% of WP&L's total operating income for the year ended December 31, 1997.

    Electric sales are seasonal to some extent with the yearly peak normally occurring in the summer months. WP&L also experiences a smaller winter peak in December or January. The maximum net hourly peak load on the electric system was 2,253 megawatts and occurred on July 16, 1997.

    WP&L's electric generating facilities include: four coal-fired generating stations (including nine units; four jointly-owned), seven natural-gas-fired peaking units, eight hydro-electric plants (two jointly owned), one gas-fired steam generating plant and one nuclear power plant.

GAS OPERATIONS

    As of December 31, 1997, WP&L provided retail natural gas service to approximately 155,000 customers in 243 cities, villages and towns in 22 counties in southern and central Wisconsin and one county in northern Illinois. Gas operations represented 19.6% of WP&L's total operating revenues and 9.8% of WP&L's total operating income for the year ended December 31, 1997.

    WP&L's gas sales follow a seasonal pattern. There is an annual base load of gas used for heating, cooking, water heating and other purposes, with a large peak occurring during the heating season.

                            SELECTED FINANCIAL DATA

                                                                     1997       1996       1995       1994       1993
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                       (IN MILLIONS)
Operating revenues...............................................  $     795  $     759  $     690  $     688  $     644
Net income available for common stock............................  $      68  $      79  $      75  $      68  $      60
Cash dividends declared on common stock..........................  $      58  $      66  $      57  $      56  $      54
Total assets (at December 31)....................................  $   1,665  $   1,678  $   1,641  $   1,585  $   1,551
Long-term obligations, net (at December 31)......................  $     420  $     371  $     376  $     394  $     393

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS (MD&A)
                                     MERGER

    In April 1998, WPL Holdings, Inc. (WPLH), IES Industries Inc. (IES) and Interstate Power Company (IPC) completed a three-way merger (Merger) forming Interstate Energy Corporation (Merged Company). In connection with the Merger, IES was merged with and into WPLH forming the Merged Company and IPC became a subsidiary of the Merged Company. The Merged Company operates as a registered public utility holding company and is subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA). Following the Merger, the holding companies for the nonregulated businesses of the former WPLH and IES (Heartland Development Corporation (HDC) and IES Diversified Inc. (Diversified), respectively) were merged, and the resulting entity was renamed Alliant Industries, Inc. (Industries). As a result of the Merger, the first tier subsidiaries of the Merged Company consist of:
Wisconsin Power and Light Company (WP&L), IES Utilities Inc. (IESU), IPC, Industries, and Alliant Services Company (a regulatory service company required under PUHCA and SEC regulation). For additional information regarding the terms of the Merger, see Note 2 of the "Notes to Consolidated Financial Statements."

    The Merged Company currently anticipates cost savings resulting from the Merger of approximately $749 million over a ten-year period, net of transaction costs and costs to achieve the savings of approximately $78 million. Approximately $22 million of these costs had been incurred through December 31, 1997. Upon consummation of the Merger, the Merged Company estimates it will expense approximately $40 million of additional merger-related costs (e.g., required payments to or for financial advisors, employee retirements and separations, attorneys, accountants, etc.). The estimate of potential cost savings constitutes a forward-looking statement and actual results may differ materially from this estimate. The estimate is necessarily based upon various assumptions that involve judgments with respect to, among other things, future national and regional economic and competitive conditions, technological developments, inflation rates, regulatory treatments, weather conditions, financial market conditions, future business decisions and other uncertainties. No assurance can be given that the entire amount of estimated cost savings will actually be realized. In addition, the allocation between WPLH, IES and IPC and their customers of the estimated cost savings of approximately $749 million over ten years resulting from the Merger, net of costs incurred to achieve such savings, will be subject to regulatory review and approval.

    As part of the approval process for the Merger, WP&L has agreed to various rate freezes not to exceed four years commencing on the effective date of the Merger (see "Liquidity and Capital Resources--Rates and Regulatory Matters" for a further discussion).

    Assuming capture of the anticipated merger-related synergies and no significant legislative or regulatory changes affecting WP&L, WP&L does not expect the merger-related electric and natural gas price freezes to have a material adverse effect on its financial position or results of operations.

                           FORWARD-LOOKING STATEMENTS

    Statements contained in this Annual Report of WP&L (including MD&A) that are not of historical fact are forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. From time to time, WP&L (including its consolidated subsidiaries) may make other forward-looking statements within the meaning of the federal securities laws that involve judgments, assumptions and other uncertainties beyond the control of WP&L. These forward-looking statements may include, among others, statements concerning revenue and cost trends, cost recovery, cost reduction strategies and anticipated outcomes, pricing strategies, changes in the utility industry, planned capital expenditures, financing needs and availability, statements of WP&L's expectations, beliefs, future plans and strategies, anticipated events or trends and similar comments concerning matters that are not historical facts. Investors and other users of the forward-looking statements are cautioned that such statements are not a guarantee of future performance of WP&L and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include weather effects on sales and revenues, competitive factors, general economic conditions in WP&L's service territory, federal and state regulatory or government actions, the operations of the Kewaunee Nuclear Power Plant (Kewaunee), the ability of the Merged Company to successfully integrate the operations of WPLH, IES and IPC and changes in the rate of inflation.

                            UTILITY INDUSTRY OUTLOOK

    WP&L competes in an ever-changing utility industry. Set forth below is an overview of this evolving marketplace.

    Electric energy generation, transmission, and distribution are in a period of fundamental change in the manner in which customers obtain, and energy suppliers provide, energy services. As legislative, regulatory, economic and technological changes occur, electric utilities are faced with increasing pressure to become more competitive. Such competitive pressures could result in loss of customers and an incurrence of stranded costs (i.e., assets and other costs rendered unrecoverable as the result of competitive pricing). To the extent stranded costs cannot be recovered from customers, they would be borne by security holders.

    WP&L realized 98% of its electric utility revenues in 1997 in Wisconsin and 2% in Illinois. Approximately 75% of the electric revenues in 1997 were regulated by the Public Service Commission of Wisconsin (PSCW) while the other 25% were regulated by the Federal Energy Regulatory Commission (FERC). WP&L realized 96% of its gas utility revenues in 1997 in Wisconsin and 4% in Illinois.

FEDERAL REGULATION

    WP&L is subject to regulation by the FERC. The National Energy Policy Act of 1992 addresses several matters designed to promote competition in the electric wholesale power generation market. In 1996, FERC issued final rules (FERC Orders 888 and 889) requiring electric utilities to open their transmission lines to other wholesale buyers and sellers of electricity. In March 1997, FERC issued orders on rehearing for Orders 888 and 889 (Orders 888-A and 889-A). In response to FERC Orders 888 and 888-A, WP&L has on file with the FERC pro forma open access transmission tariffs. In response to FERC Orders 889 and 889-A, WP&L is participating in a regional Open Access Same-Time Information System. WP&L cannot predict the long-term consequences of these rules on its results of operations or financial condition.

    FERC Order 888 permits utilities to seek recovery of legitimate, prudent and verifiable stranded costs associated with providing open access and transmission services. FERC does not have jurisdiction over retail distribution and, consequently, the final FERC rules do not provide for the recovery of stranded costs resulting from retail competition. The various states retain jurisdiction over the question of whether to permit retail competition, the terms of such retail competition, and the recovery of any portion of stranded costs that are ultimately determined to have resulted from retail competition.

WISCONSIN REGULATION

    WP&L is subject to regulation by the PSCW. The PSCW's inquiries into the future structure of the natural gas and electric utility industries are ongoing. The stated goal of the PSCW in the natural gas docket is "to accommodate competition but not create it." The PSCW has followed a measured approach to restructuring the natural gas industry in Wisconsin. The PSCW has determined that customer classes will be deregulated (i.e., the gas utility would no longer have an obligation to procure gas commodity for customers, but would still have a delivery obligation) in a step-wise manner, after each class has been demonstrated to have a sufficient number of gas suppliers available. In 1997, a number of working groups were established by the PSCW and these working groups are addressing numerous subjects which need to be resolved before deregulation may proceed.

    The short-term goals of the electric restructuring process are to ensure reliability of the state's electric system and development of a robust wholesale electric market. The longer-term goal is to establish prerequisite safeguards to protect customers prior to allowing retail customer choice. The PSCW is following a timetable to make this latter determination on allowing customer choice in 1999-2000.

    On September 26, 1996, the PSCW issued an order which establishes the minimum standards for a Wisconsin Independent System Operator (ISO). The standards will be applied by the PSCW in Advance Plan proceedings, merger review cases, transmission construction cases and other proceedings as appropriate. The order provides that the standards will be reviewed and revised as necessary in light of ongoing regional and national events, such as FERC requirements or policy, regional institutions, or relevant actions of neighboring states. In approving the Merger, the PSCW gave the merger partners a choice of either filing their own ISO proposal, giving notice of their intent to join a regional ISO or spinning off existing transmission assets and operations into a separate independent transmission company. IESU, IPC and WP&L developed an ISO proposal of their own. However, the PSCW did not believe it met the PSCW's ISO guidelines. IESU, IPC and WP&L subsequently asked the PSCW to permit them to join the Midwest ISO, a regional ISO that has been filed with FERC. The member companies of the ISO would retain ownership of the facilities, but the ISO would assume control of the facilities, set rates for access and assure fair treatment for all companies seeking access. Various other proposals for ISOs, which are being monitored by the merger partners, have been proposed by other entities.

    In addition to the ISO proceedings, the PSCW has issued an order outlining its policies and principles for Public Benefits (low-income assistance, energy efficiency, renewable generation and environmental research and development) including funding levels, administration of the funds and how funds should be collected from customers. The PSCW has proposed increasing funding levels through utility rates by $50 to $75 million statewide. Legislation to implement this proposal is being developed and likely will be introduced in 1998.

    The PSCW has also initiated a Service Quality administrative rulemaking process to establish measurement and reporting requirements for reliability of service, call center answering times, safety, tree trimming, generation, transmission and distribution inspection and maintenance plans, etc. A hearing was held on these issues in March 1998.

ILLINOIS REGULATION

    South Beloit is subject to regulation by the Illinois Commerce Commission. The State of Illinois has passed electric deregulation legislation requiring customer choice of electric supplier for all customers by May 1, 2002.

SUMMARY

    WP&L complies with the provisions of Statement of Financial Accounting Standards No. 71 (SFAS 71) "Accounting for the Effects of Certain Types of Regulation." SFAS 71 provides that rate-regulated public utilities record certain costs and credits allowed in the ratemaking process in different periods than for nonregulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the consolidated statements of income at the time they are reflected in rates. If a portion of WP&L's operations becomes no longer subject to the provisions of SFAS 71 as a result of competitive restructurings or otherwise, a write-down of related regulatory assets and possibly other charges would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, WP&L would be required to determine any impairment of other assets and write-down any impaired assets to their fair value. Management believes WP&L meets the requirements of SFAS 71.

    WP&L cannot currently predict the long-term consequences of the competitive and restructuring issues described above on its results of operations or financial condition. The major objective is to allow WP&L to better prepare for a competitive, deregulated utility industry. The strategy for dealing with these emerging issues includes seeking growth opportunities, continuing to offer quality customer service, ongoing cost reductions and productivity enhancements.

                 RESULTS OF OPERATIONS--1997 COMPARED WITH 1996

OVERVIEW

    WP&L reported consolidated net income available for common stock of $67.9 million for 1997, as compared to $79.2 million for 1996. The decrease in earnings in 1997 was primarily due to lower gas and electric margins, higher depreciation expense and the recognition of a gain on the sale of a combustion turbine in 1996.

    Gas and electric margins were down $4.2 and $2.0 million, respectively, in 1997 as compared to 1996. The decrease in gas margin was primarily due to lower weather-driven sales to residential customers as well as a 2.2% average retail gas rate decrease which went into effect on April 29, 1997. The lower electric margin was the result of a 2.4% average retail electric rate decrease effective April 29, 1997, as well as higher purchased power expense due to an extended outage at Kewaunee. Sales to other utilities and continued economic strength in WP&L's service territory partially offset the impact of the decline in margin. In addition, income in 1997 was lower than 1996 due to increased expenses for plant maintenance, depreciation and interest.

ELECTRIC OPERATIONS

                                  REVENUES AND COSTS
                                                                         KWHS SOLD                           CUSTOMERS AT
                                    (IN THOUSANDS)                     (IN THOUSANDS)                          YEAR END
                                 --------------------               --------------------                 --------------------
                                   1997       1996                    1997       1996                      1997       1996
                                 ---------  ---------    CHANGE     ---------  ---------     CHANGE      ---------  ---------
                                                       -----------                        -------------
Residential....................  $ 199,633  $ 201,690          (1%) 2,973,932  2,979,826       --          343,637    336,933
Commercial.....................    107,132    105,319           2%  1,877,640  1,814,324            3%      46,823     45,669
Industrial.....................    152,073    143,734           6%  4,255,637  3,985,672            7%         855        815
Sales for resale...............    160,917    131,836          22%  5,823,521  5,245,812           11%         122         90
Other..........................     14,388      6,903         108%     61,330     57,757            6%       1,753      1,730
                                 ---------  ---------               ---------  ---------                 ---------  ---------
  Total........................    634,143    589,482           8%  14,992,060 14,083,391           6%     393,190    385,237
                                                                                                   --
                                                                                                   --
                                                                    ---------  ---------                 ---------  ---------
                                                                    ---------  ---------                 ---------  ---------
Electric Production Fuels......    116,812    114,470           2%
Purchased Power................    125,438     81,108          55%
                                 ---------  ---------
  Margin.......................  $ 391,893  $ 393,904          (1%)
                                 ---------  ---------         ---
                                 ---------  ---------         ---

                                    CHANGE
                                 -------------
Residential....................            2%
Commercial.....................            3%
Industrial.....................            5%
Sales for resale...............           36%
Other..........................            1%
  Total........................            2%
                                          --
                                          --
Electric Production Fuels......
Purchased Power................
  Margin.......................

    Electric revenues increased $44.7 million, or 8%, in 1997 as compared with 1996. Continued customer growth, economic strength in the service area and increased sales to other utilities offset the impact of cooler summer weather and warmer weather during the winter months of 1997. Revenues were also affected by an average retail rate decrease of 2.4% effective April 29, 1997. Other revenues increased in 1997 compared with 1996 due to increases in conservation services. Refer to the "Liquidity and Capital Resources--Rates and Regulatory Matters" section below for further discussion of these rate modifications.

    Despite higher electric revenues, electric margin decreased $2.0 million, or 1%, as compared with 1996. The decline in margin reflects the impact of the shutdown at Kewaunee throughout most of the first half of 1997 for steam generator tube repairs as well as several temporary, routine outages at WP&L's coal-fired plants through the first five months of 1997. These outages caused a greater reliance on more costly purchased power to meet customer requirements. The PSCW ordered a temporary customer surcharge effective April 29, 1997 through July 1, 1997, to allow WP&L to recover a portion of the higher purchased power costs associated with the Kewaunee outage. Refer to the "Liquidity and Capital Resources--Capital Requirements" section below for further discussion of the Kewaunee plant outage. The Kewaunee outage and increased sales to other utilities resulted in a 55% increase in the cost of purchased power.

    For a discussion of electric capacity and reliability refer to "Other Matters--Power Supply" section below.

GAS OPERATIONS

                                       REVENUES AND COSTS
                                                                             THERMS SOLD                        CUSTOMERS AT
                                         (IN THOUSANDS)                     (IN THOUSANDS)                        YEAR END
                                      --------------------               --------------------               --------------------
                                        1997       1996                    1997       1996                    1997       1996
                                      ---------  ---------    CHANGE     ---------  ---------    CHANGE     ---------  ---------
                                                            -----------                        -----------
Residential.........................  $  84,513  $  90,382          (6%)   127,704    142,974         (11%)   137,827    133,580
Commercial..........................     45,456     46,703          (3%)    85,917     91,665          (6%)    16,653     16,083
Industrial..........................      8,378     11,410         (27%)    17,144     19,974         (14%)       488        529
Transportation and other............     17,536     17,132           2%    175,943    185,671          (5%)       358        252
                                      ---------  ---------               ---------  ---------               ---------  ---------
  Total.............................    155,883    165,627          (6%)   406,708    440,284          (8%)   155,326    150,444
                                                                                                       --
                                                                                                       --
                                                                         ---------  ---------               ---------  ---------
                                                                         ---------  ---------               ---------  ---------
Purchased Gas.......................     99,267    104,830          (5%)
                                      ---------  ---------
  Margin............................  $  56,616  $  60,797          (7%)
                                                                    --
                                                                    --
                                      ---------  ---------
                                      ---------  ---------

                                         CHANGE
                                      -------------
Residential.........................            3%
Commercial..........................            4%
Industrial..........................           (8%)
Transportation and other............           42%
  Total.............................            3%
                                               --
                                               --
Purchased Gas.......................
  Margin............................

    Gas revenues decreased $9.7 million, or 6%, in 1997 as compared with 1996. The decline in revenues and margin reflected an average retail rate decrease of 2.2%, effective April 29, 1997, and lower sales. Therm sales declined by 8% due to warmer weather in the winter months of 1997. This decrease was directly reflected in the decline in revenues and corresponding $4.2 million, or 7%, decrease in margin. WP&L realized favorable contributions to gas margin of $0.6 million and $1.1 million for 1997 and 1996, respectively, through its gas incentive program. Refer to the "Liquidity and Capital Resources--Rates and Regulatory Matters" section below for further discussion of this adjustment mechanism.

OTHER OPERATION EXPENSE

    Other operation expense decreased $8.9 million due to a reduction in conservation expense of $8.8 million resulting from the retail rate order, effective April 29, 1997. Partially offsetting this decrease was an additional $3.0 million of operating expense in the fourth quarter of 1997, associated with an early retirement program for eligible bargaining unit employees.

MAINTENANCE EXPENSE

    Maintenance expense increased $1.6 million as a result of higher plant maintenance expenses at Kewaunee and several of WP&L's coal-fired plants, as discussed above under "Electric Operations."

DEPRECIATION AND AMORTIZATION EXPENSE

    Depreciation and amortization expense increased $19.4 million due to higher depreciation rates approved by the PSCW, effective January 1, 1997, and property additions. The increases approved by the

PSCW included higher depreciation expense for Kewaunee, based on the use of an accelerated plant end-of-life, increased contributions to the nuclear decommissioning trust fund and other items. (See "Liquidity and Capital Resources--Capital Requirements" for additional information).

INTEREST EXPENSE AND OTHER

    Interest expense and other increased $4.4 million primarily due to the recognition in 1996 of a gain on the sale of a combustion turbine.

INCOME TAXES

    The decrease in income taxes between periods reflects lower taxable income and an adjustment of prior period taxes.

                 RESULTS OF OPERATIONS--1996 COMPARED WITH 1995

OVERVIEW

    WP&L reported consolidated net income available for common stock of $79.2 million in 1996 as compared to $75.3 million in 1995. The increase in earnings in 1996 primarily reflects continued customer growth in the service territory and increased power marketing activity which contributed to a $9 million increase in electric margin in 1996 as compared with 1995. Gas margins also increased due primarily to higher weather-driven sales. (See "Electric Operations" and "Gas Operations" below). In addition, a $3.4 million after-tax gain on the sale of a combustion turbine was recognized during 1996. These events were partially offset by higher plant maintenance and depreciation expenses in 1996.

ELECTRIC OPERATIONS

                                  REVENUES AND COSTS
                                                                           KWHS SOLD                           CUSTOMERS AT
                                    (IN THOUSANDS)                       (IN THOUSANDS)                          YEAR END
                                 --------------------                 --------------------                 --------------------
                                   1996       1995                      1996       1995                      1996       1995
                                 ---------  ---------     CHANGE      ---------  ---------     CHANGE      ---------  ---------
                                                       -------------                        -------------
Residential....................  $ 201,690  $ 199,850            1%   2,979,826  2,937,825            1%     336,933    329,643
Commercial.....................    105,319    102,129            3%   1,814,324  1,773,406            2%      45,669     44,730
Industrial.....................    143,734    140,562            2%   3,985,672  3,872,520            3%         815        795
Sales for resale...............    131,836     97,350           35%   5,245,812  3,109,385           69%          90         48
Other..........................      6,903      6,433            7%      57,757     54,042            7%       1,730      1,294
                                 ---------  ---------                 ---------  ---------                 ---------  ---------
  Total........................    589,482    546,324            8%   14,083,391 11,747,178          20%     385,237    376,510
                                                                                                     --
                                                                                                     --
                                                                      ---------  ---------                 ---------  ---------
                                                                      ---------  ---------                 ---------  ---------
Electric Production Fuels......    114,470    116,488           (2%)
Purchased Power................     81,108     44,940           80%
                                 ---------  ---------
  Margin.......................  $ 393,904  $ 384,896            2%
                                                                --
                                                                --
                                 ---------  ---------
                                 ---------  ---------

                                    CHANGE
                                 -------------
Residential....................            2%
Commercial.....................            2%
Industrial.....................            3%
Sales for resale...............           88%
Other..........................           34%
  Total........................            2%
                                          --
                                          --
Electric Production Fuels......
Purchased Power................
  Margin.......................

    Electric margin increased $9.0 million, or 2%, during 1996 compared with 1995 primarily due to higher sales to commercial and industrial customers as well as other utilities combined with reduced costs per kWh for electric production fuels and purchased power. Although fuel and purchased power costs declined on a per kWh basis, purchased power expense increased by 80%. This increase was due to WP&L's higher level of sales to other utilities as well as a $5.0 million increase in purchased power related to purchases of replacement power during the extended 1996 refueling outage at Kewaunee. Partially offsetting increased purchased power costs were slightly lower delivered coal and nuclear fuel costs per kWh.

GAS OPERATIONS

                                       REVENUES AND COSTS
                                                                             THERMS SOLD                        CUSTOMERS AT
                                         (IN THOUSANDS)                     (IN THOUSANDS)                        YEAR END
                                      --------------------               --------------------               --------------------
                                        1996       1995                    1996       1995                    1996       1995
                                      ---------  ---------    CHANGE     ---------  ---------    CHANGE     ---------  ---------
                                                            -----------                        -----------
Residential.........................  $  90,382  $  70,382          28%    142,974    126,903          13%    133,580    129,576
Commercial..........................     46,703     35,411          32%     91,665     82,448          11%     16,083     15,724
Industrial..........................     11,410     17,984         (37%)    19,974     21,435          (7%)       529        566
Transportation and other............     17,132     15,388          11%    185,671    168,702          10%        252        227
                                      ---------  ---------               ---------  ---------               ---------  ---------
  Total.............................    165,627    139,165          19%    440,284    399,488          10%    150,444    146,093
                                                                                                       --
                                                                                                       --
                                                                         ---------  ---------               ---------  ---------
                                                                         ---------  ---------               ---------  ---------
Purchased Gas.......................    104,830     84,002          25%
                                      ---------  ---------
  Margin............................  $  60,797  $  55,163          10%
                                                                    --
                                                                    --
                                      ---------  ---------
                                      ---------  ---------

                                         CHANGE
                                      -------------
Residential.........................            3%
Commercial..........................            2%
Industrial..........................           (7%)
Transportation and other............           11%
  Total.............................            3%
                                               --
                                               --
Purchased Gas.......................
  Margin............................

    Gas margins increased $5.6 million, or 10%, during 1996 compared with 1995 primarily as a result of higher sales. Therm sales increased 10% due to a combination of colder weather during the first five months of 1996 as compared to 1995, and customer growth of 3%. The 19% increase in gas revenues reflects not only the higher therm sales but also the pass through of higher natural gas costs to WP&L's customers. WP&L realized favorable contributions to gas margins of $1.1 million and $0.8 million for 1996 and 1995, respectively, due to favorable gas procurement activities. Refer to the "Liquidity and Capital Resources--Rates and Regulatory Matters" section below for further discussion of this adjustment mechanism.

MAINTENANCE EXPENSE

    Maintenance expense increased $4.4 million due to higher plant maintenance and the extended 1996 refueling outage at Kewaunee (See "Liquidity and Capital Resources--Capital Requirements" section below).

DEPRECIATION

    Depreciation expense increased $3.8 million as a result of property additions and greater amortization of contributions in aid of construction (a reduction of expense) in 1995.

INTEREST EXPENSE AND OTHER

    Interest expense was lower in 1996 compared to 1995 by $2.3 million as a result of less short-term debt outstanding and a slight decrease in interest rates. Other income increased $4.1 million due to a $5.7 million gain on the sale of a combustion turbine.

INCOME TAXES

    Income taxes increased for 1996 as a result of higher taxable income. The effective tax rate was 39.5% and 36.7% for 1996 and 1995, respectively. The lower rate in 1995 was the result of prior years' tax contingencies resolved favorably in 1995 and increased non-deductible Merger expenses in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Cash flows from operating activities at WP&L decreased to $149 million in 1997 compared with $188 million in 1996 primarily due to a reduction in net income and the change in working capital. Cash flows used for financing decreased to $0.4 million in 1997 as compared to $77.4 million in 1996 resulting from a net increase in the amount of long-term debt outstanding during 1997. Cash flows used for investing activities were significantly lower in 1996 as compared with 1997 and 1995 due to the proceeds received in 1996 from the sale of other property and equipment. Times interest earned before income taxes for WP&L for 1997, 1996 and 1995 was 4.47, 5.33 and 4.67, respectively.

    The capital requirements of WP&L will be primarily attributable to its construction program and its debt maturities. WP&L anticipates that future capital requirements will be met by cash generated from operations and external financing. The level of cash generated from operations is partially dependent upon economic conditions, legislative activities, environmental matters and timely regulatory recovery of utility costs. WP&L's liquidity and capital resources will be affected by costs associated with environmental and regulatory issues. Emerging competition in the utility industry could also impact WP&L's liquidity and capital resources, as discussed previously in the "Utility Industry Outlook" section.

FINANCING AND CAPITAL STRUCTURE

    Access to the long-term and short-term capital and credit markets, and costs of external financing, are dependent on creditworthiness. The debt ratings of WP&L are as follows:

                                                      MOODY'S
                                                      (AS OF      STANDARD & POOR'S
                                                     3/26/98)      (AS OF 3/2/98)
                                                   -------------  -----------------
Secured long-term debt...........................       Aa2              AA
Corporate credit rating (a)......................       N/A              AA-
Unsecured long-term debt.........................       Aa3              A+

------------------------

    (a) The "Corporate credit rating" is the overall rating of the parent company and is used by Standard & Poor's but not by Moody's. Effective with the Merger, WP&L will participate in a utility money pool which will be funded, as needed, by the Merged Company through the issuance of commercial paper. This utility money pool will replace the commercial paper program previously in effect at WP&L.

The following material long-term debt financing activities took place at WP&L in 1997--

    - On April 28, 1997, WP&L entered into an interest rate forward contract to hedge interest rate risk related to the anticipated issuance of $105 million of long-term debt securities. The securities were issued on June 30, 1997 (7.00% interest rate, maturing in 2007) and the forward contract was settled which resulted in a cash payment of $3.8 million by WP&L. This payment is being recognized as an adjustment to interest expense over the life of the new debt securities to approximate the interest rate implicit in the forward contract.

    - WP&L utilized the net proceeds from the issuance of the $105 million of debt securities described above to repay maturing short-term debt, finance utility construction expenditures and to repay at maturity $55 million of WP&L's First Mortgage Bonds, Series Z, 6.125%.

    Other than periodic sinking fund requirements which will not require additional cash expenditures, WP&L has $10.8 million of long-term debt that will mature prior to December 31, 2002. Depending upon market conditions, it is currently anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities. WP&L currently has no authority from the PSCW or the SEC to issue additional long-term debt but is evaluating its future financing needs and will make the necessary regulatory filings as needed.

    Under the most restrictive terms of its indentures, WP&L could have issued at least $276 million of long-term debt at December 31, 1997. In addition, at December 31, 1997, WP&L could have issued 2,700,775 additional shares of Cumulative Preferred Stock.

    For interim financing, WP&L is authorized by the PSCW to issue $138 million of short-term debt and at December 31, 1997 had $81 million outstanding. In addition to providing for ongoing working capital needs, this availability of short-term financing provides WP&L flexibility in the issuance of long-term securities. The level of short-term borrowing fluctuates based on seasonal corporate needs, the timing of long-term financing, and capital market conditions. To maintain flexibility in its capital structure and to take advantage of favorable short-term rates, WP&L also uses the proceeds from the sale of accounts receivable and unbilled revenues to finance a portion of its long-term cash needs. WP&L anticipates that short-term debt will continue to be available at reasonable costs due to current ratings by independent utility analysts and rating services.

    WP&L had bank lines of credit of $70 million at December 31, 1997 available to support its borrowings of which none of this amount was utilized at December 31, 1997. Commitment fees are paid to maintain these lines and there are no conditions which restrict the unused lines of credit. From time to time, WP&L may borrow from banks and other financial institutions in lieu of commercial paper, and has agreements with several financial institutions for such borrowings. There are no commitment fees associated with these agreements and there were no borrowings outstanding under these agreements at December 31, 1997.

    Given the above financing flexibility available to WP&L, management believes it has the necessary financing capabilities in place to adequately finance its capital requirements for the foreseeable future.

CAPITAL REQUIREMENTS

GENERAL

    Capital expenditure and investment and financing plans are subject to continual review and change. The capital expenditure and investment programs may be revised significantly as a result of many considerations, including changes in economic conditions, variations in actual sales and load growth compared to forecasts, requirements of environmental, nuclear and other regulatory authorities, acquisition opportunities, the availability of alternate energy and purchased power sources, the ability to obtain adequate and timely rate relief, escalations in construction costs and conservation and energy efficiency programs.

    WP&L's levels of utility construction and acquisition expenditures are projected to be $133 million in 1998, $136 million in 1999, $138 million in 2000, $141 million in 2001 and $144 million in 2002. WP&L anticipates funding the large majority of its utility construction and acquisition expenditures during 1998-2002 through internally generated funds, supplemented by external financings as needed. With this objective in place, WP&L financed 73% of its construction expenditures during 1997 from internal sources.

NUCLEAR FACILITIES

    Kewaunee, a 535-megawatt (nameplate capacity) pressurized water reactor plant, is operated by Wisconsin Public Service Corporation (WPSC) and is jointly owned by WPSC (41.2%), WP&L (41.0%), and Madison Gas & Electric Company (MG&E) (17.8%). The Kewaunee operating license expires in 2013.

    Kewaunee returned to service on June 12, 1997 after having been out of service since September 21, 1996 for refueling, routine maintenance, and repair of the two steam generators. The original Kewaunee steam generator tubes are susceptible to corrosion. Tubes are repaired by inserting sleeves (tubes within tubes) in the original steam generator tubes. The most recent repair was undertaken when previously repaired tubes failed. The repair consisted of removing old sleeves and inserting new slightly longer sleeves which cover the areas of concern in the original steam generator tubes. The new sleeves will be inspected during the next refueling and maintenance outage which is scheduled for the Fall of 1998. As of this filing, Kewaunee had remained in continuous operation since the plant was returned to service with the exception of a one-week outage for replacement of a reactor coolant pump seal. Kewaunee is operating at 97% of rated capacity because certain steam generator tubes have been removed from service rather than repaired.

    In accordance with PSCW authorization, WP&L had deferred $3.1 million at December 31, 1997, associated with Kewaunee steam generator repair costs. In March 1998, the PSCW approved recovery of these costs through a customer surcharge effective April 1, 1998 through May 31, 1998.

    The total cost of replacing the two steam generators would be approximately $89.0 million of which WP&L's share would be $36.5 million. Because of work already completed, the elapsed time from placing a firm order for steam generators to receiving delivery has been shortened to approximately 22 months.

    The owners of Kewaunee have differing views on the desirability of proceeding with the steam generator replacement project. Although the new resleeving repair technology may allow the plant to remain in service for an extended period of time, WPSC favors replacement at the earliest possible date because of reliability and cost concerns related to steam generator repairs. WP&L and MG&E have been unwilling to support replacement. In March 1996, WPSC filed an application with the PSCW for permission to replace the Kewaunee steam generators. This application was approved in April 1998. The issues related to the continued operation and future ownership still need to be resolved before steam generator replacement can proceed. The joint owners continue to analyze and discuss other options related to the future of Kewaunee including various ownership transfer alternatives. If it should become necessary to retire Kewaunee permanently, WP&L would replace the Kewaunee generation through a combination of purchased power, increased generation at existing WP&L generating units and new generating unit additions, if necessary.

    The PSCW has directed the owners of Kewaunee to develop depreciation and decommissioning cost levels based on an expected plant end-of-life of 2002 versus a license end-of-life of 2013. This was prompted by the uncertainty regarding the expected useful life of the plant without steam generator replacement. At December 31, 1997, the net carrying amount of WP&L's investment in Kewaunee was approximately $45.7 million. The current cost of WP&L's share of the estimated costs to decommission Kewaunee is $181.3 million and exceeds the trust assets at December 31, 1997 by $68.9 million. The costs of decommissioning are assumed to escalate at an annual rate of 5.83%. WP&L's retail customers in the Wisconsin jurisdiction are responsible for approximately 80% of WP&L's share of Kewaunee costs.

    As a result of accelerating the recovery of WP&L's share of Kewaunee related costs, depreciation expense and decommissioning funding will increase approximately $3.0 million (from $4.8 million to $7.8 million) and $5.4 million (from $10.7 million to $16.1 million), respectively, on an annualized basis. During 1997, $6.5 million of depreciation expense related to unrecovered plant investment was recognized compared to $4.8 million which was recognized in 1996. During 1997, decommissioning expense associated with funding increased to $14.3 million from $10.7 million in 1996. The $14.3 million represents a combination of the annual funding levels in accordance with UR-109 through April 29, 1997 and UR-110 post-April 29, 1997. Customer rates, which became effective in Wisconsin on April 29, 1997, are designed to recover the accelerated Kewaunee depreciation and decommissioning costs.

    Refer to the "Other Matters--Environmental" section for a discussion of various issues impacting WP&L's future capital requirements.

RATES AND REGULATORY MATTERS

    In November 1997, as part of its merger approval, FERC accepted a proposal by WP&L which provides for a four-year freeze on wholesale electric prices beginning with the effective date of the Merger.

    In connection with its approval of the Merger, the PSCW accepted a WP&L proposal to freeze rates for four years following the date of the Merger. A re-opening of an investigation into WP&L's rates during the rate freeze period, for both cost increases and decreases, may occur only for single events that are not Merger-related and have a revenue requirement impact of $4.5 million or more.

    In rate order UR-110, the PSCW approved new rates effective April 29, 1997 through 1998. On average, WP&L's retail electric rates declined by 2.4% and retail gas rates declined by 2.2%. Other items included in the rate order were: authorization of a surcharge to collect replacement power costs while Kewaunee remained out of service for the period effective April 29, 1997 through July 1, 1997; authorization of an increase in the return on equity to 11.7% from 11.5%; reinstatement of the electric fuel adjustment clause; continuation of a modified gas performance based ratemaking incentive mechanism; and a modified SO(2) incentive. In addition, the PSCW ordered that it must approve the payment of dividends by WP&L to its parent company that are in excess of the level forecasted in the rate order ($58.3 million), if such dividends would reduce WP&L's average common equity ratio below 52.00% of total capitalization. Based on a 13-month average for 1997, WP&L's common equity ratio was 52.56%.

    The retail electric rates are based in part on forecasted fuel and purchase power costs. Under PSCW rules, Wisconsin utilities can seek emergency rate increases if these costs are more than three percent higher than the estimated costs used to establish rates. In WP&L's case, actual fuel costs since May 1997 have been higher than estimated and are expected to remain well above the estimated levels in 1998. As a result, WP&L has asked the PSCW to approve a rate increase. It is expected that the PSCW will issue a decision in the second quarter of 1998. Any increase approved by the PSCW will be implemented on a prospective basis.

    The gas performance incentive was modified to eliminate the maximum gain or loss to be recognized by WP&L. Previously, this incentive was limited to $1.1 million to WP&L. The incentive includes a sharing mechanism, whereby 40% of all gains and losses relative to current commodity prices as well as other benchmarks are recognized by WP&L rather than refunded to or recovered from customers.

                                 OTHER MATTERS

YEAR 2000

    WP&L utilizes software, embedded systems and related technologies throughout its business that will be affected by the date change in the Year 2000. An internal task force has been assembled to review and develop the full scope, work plan and cost estimates to ensure that WP&L's systems continue to meet its internal and customer needs.

    Phase I of the project, which encompassed a review of the necessary software modifications that will need to be made to WP&L's financial and customer systems, has been completed. WP&L currently estimates that the remaining costs to be incurred on this phase of the project will be approximately $2 million to $5 million in the aggregate.

    The task force has also begun Phase II of the project which is an extensive review of WP&L's embedded systems for Year 2000 conversion issues. The task force has inventoried critical embedded operating systems and is working with the system vendors to ascertain Year 2000 compliance of these systems. The task force is also developing detailed plans for testing and remediating critical systems (i.e., systems whose failure could affect employee safety or business operations).

    As part of an awareness effort, WP&L has also notified its utility customers of its Year 2000 project efforts. Key suppliers are also being contacted to confirm their Year 2000 readiness plans. Efforts are also underway to develop contingency plans for critical embedded operating systems. WP&L is currently unable to estimate the costs to be incurred on this phase of the project but does believe that the costs will be significant. An estimate of the expenses to be incurred on this phase of the project is expected to be available by the third quarter of 1998.

    The goal of WP&L is to have all the material Year 2000 conversions made sufficiently in advance of December 31, 1999 to allow for unanticipated issues. At this time, management is unable to determine if the Year 2000 issue will have a material adverse effect on WP&L's financial position or results of operations.

    In April 1998, WP&L filed a request with the PSCW requesting deferral treatment of all Year 2000 costs, provided that such costs exceed $4.5 million. Currently, management cannot predict the action the PSCW may take regarding this request.

LABOR ISSUES

    WP&L and the International Brotherhood of Electrical Workers, Local 965, reached agreement on a new three-year collective bargaining contract on June 14, 1996. At the end of 1997, the contract covered approximately 69% of the total employees at WP&L.

FINANCIAL INSTRUMENTS

    WP&L has historically had only limited involvement with derivative financial instruments and has not used them for trading purposes. They have been used to manage well-defined interest rate and commodity price risks. WP&L historically has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating-rate long-term debt, short-term debt and the sales of its accounts receivable. The total notional amount of interest rate swaps outstanding was $40 million at December 31, 1997. WP&L has used swaps, futures and options to hedge the price risks associated with the purchase and sale of stored gas at WP&L. On April 28, 1997, WP&L entered into an interest rate forward contract to hedge interest rate risk related to the anticipated issuance of $105 million of long-term debt securities. See Note 8 of the "Notes to Consolidated Financial Statements" for additional information.

ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, was issued by the Financial Accounting Standards Board
(FASB) in the second quarter of 1997. SFAS 130 establishes standards for reporting of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 will require reporting a total for comprehensive income which includes: (a) unrealized holding gains/losses on securities classified as available-for-sale under SFAS 115, (b) foreign currency translation adjustments accounted for under SFAS 52, and (c) minimum pension liability adjustments made pursuant to SFAS 87. SFAS 130 is effective for periods beginning after December 15, 1997.

    Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosures About Segments of an Enterprise and Related Information, was issued by the FASB in the second quarter of 1997. SFAS 131 requires disclosures for each business segment in a manner consistent with how management disaggregates and evaluates the company, with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. SFAS 131 is effective for periods beginning after December 15, 1997.

ACCOUNTING FOR OBLIGATIONS ASSOCIATED WITH THE RETIREMENT OF LONG-LIVED ASSETS

    The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry, including WP&L, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in financial statements of electric utilities. In response to these questions, the FASB is reviewing the accounting for closure and removal costs, including decommissioning of nuclear power plants. If current electric utility industry accounting practices for nuclear power plant decommissioning are changed, the annual provision for decommissioning could increase relative to 1997, and the estimated cost for decommissioning could be recorded as a liability (rather than as accumulated depreciation), with recognition of an increase in the cost of the related nuclear power plant. Assuming no significant regulatory shift, WP&L does not believe that such changes, if required, would have an adverse effect on its financial position or results of operations due to its ability to recover decommissioning costs through rates.

INFLATION

    WP&L does not expect the effects of inflation at current levels to have a significant effect on its financial position or results of operations.

ENVIRONMENTAL

    The pollution abatement programs of WP&L are subject to continuing review and are revised from time to time due to changes in environmental regulations, changes in construction plans and escalation of construction costs. While WP&L cannot precisely forecast the effect of future environmental regulations on its operations, it has taken steps to anticipate the future while also meeting the requirements of current environmental regulations.

    WP&L has current or previous ownership interests in 14 properties previously associated with the production of gas at manufactured gas plants (MGP) for which it may be liable for investigation, remediation and monitoring costs relating to the sites.

    WP&L is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment. WP&L believes it has completed the remediaton at various sites, although it is still in the process of obtaining final approval from the applicable environmental agencies for some of these sites.

    WP&L has recorded an environmental liability of $9.2 million at December 31, 1997 related to the MGP sites; such amount is based on the best current estimate of the amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than the current estimates as the investigation process proceeds and as additional facts become known.

    WP&L completed a comprehensive review of its MGP liability in the third quarter of 1997. This review resulted in a $65 million reduction in the recorded MGP liability, largely due to the approval by the Wisconsin Department of Natural Resources (WDNR) of less costly containment and control strategies as an alternative to excavation processes at various sites. See Note 11 c. of the "Notes to Consolidated Financial Statements" for additional information.

    Under the current rate making treatment approved by the PSCW, the MGP expenditures, net of any insurance proceeds, are deferred and collected from gas customers over a five-year period after new rates are implemented. As a result, a regulatory asset of $16.3 million at December 31, 1997, has been recorded which reflects the probable future rate recovery. Considering the current rate treatment, and assuming no material change therein, WP&L believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its financial position or results of operations.

    The Clean Air Act Amendments of 1990 (Act) require emission reductions of sulfur dioxide (SO(2)), nitrogen oxides (NO(x)) and other air pollutants to achieve reductions of atmospheric chemicals believed to cause acid rain. WP&L has met the provisions of Phase I of the Act and is in the process of meeting the requirements of Phase II of the Act (effective in the year 2000). The Act also governs SO(2) allowances, which are defined as an authorization for an owner to emit one ton of SO(2) into the atmosphere. WP&L is reviewing its options to ensure it will have sufficient allowances to offset its emissions in the future. WP&L believes that the potential costs of complying with these provisions of Title IV of the Act will not have a material adverse impact on its financial position or results of operations.

    The Act and other federal laws also require the United States Environmental Protection Agency (EPA) to study and regulate, if necessary, additional issues that potentially affect the electric utility industry, including emissions relating to ozone transport, mercury and particulate control as well as modifications to the Polychlorinated Biphenyl (PCB) rules. In July 1997, the EPA issued final rules that would tighten the National Ambient Air Quality Standards (NAAQS) for ozone and particulate matter emissions. WP&L is currently reviewing the rules to determine what impact they may have on operations.

    In October 1997, the EPA issued a proposed rule to require 22 states, including Wisconsin, to modify their State Implementation Plans (SIPs) to address the ozone transport issue. The proposed rule would require WP&L to reduce its NO(x) emissions at all of its plants to .15 lbs/mmbtu. WP&L cannot presently predict the final outcome of this proposal but believes that, under the terms of the proposed rule, it would be required to install controls at its plants and that the costs related thereto would be significant.

    A global treaty has been negotiated that could require reductions of greenhouse gas emissions from utility plants. Negotiators left significant implementation and compliance questions open to resolution at meetings to be held starting in November 1998. At this time, WP&L is unable to predict whether Congress will ratify the treaty. Given the uncertainty of the treaty ratification and the ultimate terms of the final regulations, WP&L cannot currently estimate the impact the implementation of the treaty would have on its operations.

    The Nuclear Waste Policy Act of 1982 (NWPA) assigned responsibility to the U.S. Department of Energy (DOE) to establish a facility for the ultimate disposition of high level waste and spent nuclear fuel and authorized the DOE to enter into contracts with parties for the disposal of such material beginning in January 1998. WP&L entered into such contract and has made the agreed payments to the Nuclear Waste Fund (NWF) held by the U.S. Treasury. WP&L was subsequently notified by the DOE that it was not able to begin acceptance of spent nuclear fuel by January 31, 1998. Furthermore, DOE has experienced significant delays in its efforts and material acceptance is now expected to occur no earlier than 2010 with the possibility of further delay being likely. WP&L is evaluating and pursuing multiple options, including litigation and legislation to protect its customers and its contractual and statutory rights that are diminished by delays in the DOE program.

    The NWPA assigns responsibility for interim storage of spent nuclear fuel to generators of such spent nuclear fuel, such as WP&L. In accordance with this responsibility, WP&L has been storing spent nuclear fuel on site at Kewaunee since plant operations began. With minor modifications, Kewaunee would have sufficient fuel storage capacity to the end of the license life in 2013. Legislation is being considered on the federal level to provide for the establishment of an interim storage facility as early as 2002.

    The Low-Level Radioactive Waste Policy Amendments Act of 1985 mandates that each state must take responsibility for the storage of low-level radioactive waste produced within its borders. Wisconsin is a member of the six-state Midwest Interstate Low-Level Radioactive Waste Compact (Compact) which is responsible for development of any new disposal capability within the Compact member states. In June 1997, the Compact commissioners voted to discontinue work on a proposed waste disposal facility in the State of Ohio because the expected cost of such a facility was comparably higher than other options currently available. Dwindling waste volumes and continued access to existing disposal facilities were also reasons cited for the decision. A disposal facility located near Barnwell, South Carolina continues to accept the low-level waste and the waste produced at Kewaunee is currently shipped to such site, thereby minimizing the amount of low-level waste stored on-site. In addition, given technological advances, waste compaction and the reduction in the amount of waste generated, Kewaunee has on-site storage capability sufficient to store low-level waste expected to be generated over at least the next ten years, with continuing access to the Barnwell disposal facility extending that on-site storage capability indefinitely.

    The National Energy Policy Act of 1992 requires owners of nuclear power plants to pay a special assessment into a "Uranium Enrichment Decontamination and Decommissioning Fund." The assessment is based upon prior nuclear fuel purchases. WP&L is recovering these costs from its customers and at December 31, 1997 had a regulatory asset and a liability of $5.9 million and $5.1 million recorded, respectively.

POWER SUPPLY

    The power supply concerns of 1997 have raised awareness of the electric system reliability challenges facing Wisconsin and the Midwest region. WP&L was among an 11-member group of Wisconsin energy suppliers that, on October 1, 1997, recommended to the Governor of Wisconsin a series of recommendations to improve electric reliability in the state. The recommendations included additional transmission system capacity to substantially increase Wisconsin's ability to import electricity from other states in the region and additional power plant capacity in eastern Wisconsin. As a result, WP&L and other Wisconsin-based utilities are advocating faster PSCW approval of needed transmission projects.

    On September 24, 1997, the PSCW ordered WP&L and two other Wisconsin utilities to arrange for additional electric capacity to help maintain reliable service for their customers. In response to this order, WP&L has issued a Request for Proposal (RFP) for contracts to provide WP&L with an additional 150 megawatts of electric capacity beginning as early as June 1, 1999. WP&L anticipates its RFP will result in a purchased power arrangement with a contract period of three to eight years and contract extension or "rollover" options. WP&L expects to award the contract at the end of the second quarter of 1998.

    Utility officials noted that it will take time to get new transmission and power plant projects approved and built. While utility officials fully expect to meet customer demands in 1998 and 1999, problems still could arise if there are unexpected power plant outages, transmission system outages or extended periods of extremely hot weather.

SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following unaudited consolidated quarterly data of WP&L, in the opinion of management, include adjustments which are normal and recurring in nature necessary for the fair presentation of the results of operations and financial position. The quarterly amounts were affected by, among other items, rate activities, seasonal weather conditions and changes in sales and operating expenses. Refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of these items. Net income in both the first and second quarter of 1997 was lower than the first and second quarter of 1996 primarily due to lower electric and gas margins. The lower margins resulted from warmer weather and several temporary plant outages during the first five months of 1997. In addition, a $3.4 million after-tax gain was recognized on the sale of a combustion turbine in the second quarter of 1996. Net income in the fourth quarter of 1997 was higher than the fourth quarter of 1996 due to increased electric margin and reduced maintenance expense. Electric margin improved in the fourth quarter of 1997 compared with the same period in 1996 due to higher sales and reduced fuel costs per kwh. Maintenance costs were lower in the fourth quarter of 1997 compared with the same period in 1996 primarily due to increased expenses in the fourth quarter of 1996 associated with the outage of Kewaunee as previously discussed.

                                                                                                       NET INCOME
                                                                            OPERATING    OPERATING   AVAILABLE FOR
                                                                             REVENUES     INCOME      COMMON STOCK
                                                                            ----------  -----------  --------------
                                                                                        (IN THOUSANDS)
QUARTER ENDED

1997:
March 31..................................................................  $  231,005   $  43,275     $   22,523
June 30...................................................................     176,065      20,694         10,216
September 30..............................................................     180,192      33,769         14,409
December 31...............................................................     207,455      41,371         20,776

1996:
March 31..................................................................  $  221,234   $  59,808     $   31,950
June 30...................................................................     166,117      33,670         19,538
September 30..............................................................     165,536      32,175         15,152
December 31...............................................................     206,388      32,235         12,535

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

    To the Shareowners of Wisconsin Power and Light Company:

    We have audited the accompanying consolidated balance sheets and statements of capitalization of Wisconsin Power and Light Company (a Wisconsin corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and common shareowners' investment for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Power and Light Company and subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin,
January 30, 1998

                       WISCONSIN POWER AND LIGHT COMPANY
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------

OPERATING REVENUES:

  Electric...................................................................  $  634,143  $  589,482  $  546,324

  Gas........................................................................     155,883     165,627     139,165

  Water                                                                             4,691       4,166       4,183
                                                                               ----------  ----------  ----------

                                                                                  794,717     759,275     689,672
                                                                               ----------  ----------  ----------

OPERATING EXPENSES:

  Electric production fuels..................................................     116,812     114,470     116,488

  Purchased power............................................................     125,438      81,108      44,940

  Purchased gas..............................................................      99,267     104,830      84,002

  Other operation............................................................     131,398     140,339     139,322

  Maintenance................................................................      48,058      46,492      42,043

  Depreciation and amortization..............................................     104,297      84,942      81,164

  Taxes other than income....................................................      30,338      29,206      28,335
                                                                               ----------  ----------  ----------

                                                                                  655,608     601,387     536,294
                                                                               ----------  ----------  ----------

OPERATING INCOME.............................................................     139,109     157,888     153,378
                                                                               ----------  ----------  ----------

INTEREST EXPENSE AND OTHER:

  Interest expense...........................................................      32,607      31,472      33,821

  Allowance for funds used during construction...............................      (2,775)     (3,208)     (2,088)

  Miscellaneous, net.........................................................      (3,796)     (6,669)     (2,613)
                                                                               ----------  ----------  ----------

                                                                                   26,036      21,595      29,120
                                                                               ----------  ----------  ----------

INCOME BEFORE INCOME TAXES...................................................     113,073     136,293     124,258

INCOME TAXES.................................................................      41,839      53,808      45,606
                                                                               ----------  ----------  ----------

NET INCOME...................................................................      71,234      82,485      78,652

PREFERRED DIVIDEND REQUIREMENT...............................................       3,310       3,310       3,310
                                                                               ----------  ----------  ----------

NET INCOME AVAILABLE FOR COMMON STOCK........................................  $   67,924  $   79,175  $   75,342
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
ASSETS
UTILITY PLANT:
  Plant in service
    Electric..........................................................................  $  1,790,641  $  1,729,311
    Gas...............................................................................       237,856       227,809
    Water.............................................................................        24,864        23,905
    Common............................................................................       195,815       152,093
                                                                                        ------------  ------------
                                                                                        2,249,176...     2,133,118
  Less--accumulated provision for depreciation........................................     1,065,726       967,436
                                                                                        ------------  ------------
                                                                                           1,183,450     1,165,682
  Construction work in progress.......................................................        42,312        55,519
  Nuclear fuel, net...................................................................        19,046        19,368
                                                                                        ------------  ------------
                                                                                           1,244,808     1,240,569
                                                                                        ------------  ------------
OTHER PROPERTY AND EQUIPMENT, NET.....................................................           684         1,397
                                                                                        ------------  ------------
INVESTMENTS:
  Nuclear decommissioning trust funds.................................................       112,356        90,671
  Other investments...................................................................        14,877        15,354
                                                                                        ------------  ------------
                                                                                             127,233       106,025
                                                                                        ------------  ------------
CURRENT ASSETS:
  Cash and equivalents................................................................         2,492         4,167
  Accounts receivable and unbilled revenue............................................        37,534        34,220
  Coal, at average cost...............................................................        18,857        15,841
  Materials and supplies, at average cost.............................................        19,274        19,915
  Gas in storage, at average cost.....................................................        12,504         9,992
  Prepaid gross receipts tax..........................................................        22,153        19,389
  Prepayments and other...............................................................         4,824         2,664
                                                                                        ------------  ------------
                                                                                             117,638       106,188
                                                                                        ------------  ------------
DEFERRED CHARGES:
  Regulatory assets...................................................................        91,314       160,877
  Other...............................................................................        82,927        62,758
                                                                                        ------------  ------------
                                                                                             174,241       223,635
                                                                                        ------------  ------------
TOTAL ASSETS..........................................................................  $  1,664,604  $  1,677,814
                                                                                        ------------  ------------
                                                                                        ------------  ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)
                                 (IN THOUSANDS)

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
CAPITALIZATION AND LIABILITIES
CAPITALIZATION (SEE CONSOLIDATED STATEMENTS OF CAPITALIZATION):
  Common shareowners' investment......................................................  $    585,739  $    576,158
  Preferred stock not mandatorily redeemable..........................................        59,963        59,963
  Long-term debt, net.................................................................       354,540       258,659
                                                                                        ------------  ------------
                                                                                           1,000,242       894,780
                                                                                        ------------  ------------
CURRENT LIABILITIES:
  Current maturities of long-term debt................................................         8,899        55,000
  Variable rate demand bonds..........................................................        56,975        56,975
  Short-term debt.....................................................................        81,000        69,500
  Accounts payable and accruals.......................................................        85,617        92,719
  Accrued payroll and vacation........................................................        12,221        11,687
  Accrued taxes.......................................................................       --              3,616
  Accrued interest....................................................................         6,317         7,504
  Other...............................................................................        25,162        34,425
                                                                                        ------------  ------------
                                                                                             276,191       331,426
                                                                                        ------------  ------------
OTHER CREDITS:
  Accumulated deferred income taxes...................................................       251,709       244,817
  Accumulated deferred investment tax credits.........................................        35,039        36,931
  Accrued environmental remediation costs.............................................         9,238        74,075
  Deferred credits and other..........................................................        92,185        95,785
                                                                                        ------------  ------------
                                                                                             388,171       451,608
                                                                                        ------------  ------------
COMMITMENTS AND CONTINGENCIES (NOTE 11)
TOTAL CAPITALIZATION AND LIABILITIES..................................................  $  1,664,604  $  1,677,814
                                                                                        ------------  ------------
                                                                                        ------------  ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1997         1996         1995
                                                                             -----------  -----------  -----------
CASH FLOWS GENERATED FROM (USED FOR) OPERATING ACTIVITIES:
  Net income...............................................................  $    71,234  $    82,485  $    78,652
  Adjustments to reconcile net income to net cash generated from operating activities:
      Depreciation and amortization........................................      104,297       84,942       81,164
      Deferred income taxes................................................        4,957        8,217       10,716
      Investment tax credit restored.......................................       (1,892)      (1,911)      (1,916)
      Amortization of nuclear fuel.........................................        4,444        6,057        7,787
      Allowance for equity funds used during construction..................       (2,033)      (2,270)      (1,425)
      (Gain) loss on disposition of other property and equipment...........          710       (5,676)     --
    Changes in assets and liabilities:
      Net accounts receivable and unbilled revenue.........................       (3,314)        (250)     (12,281)
      Inventories..........................................................       (4,887)      (4,193)       3,079
      Prepayments and other................................................       (4,924)        (863)       1,121
      Accounts payable and accruals........................................       (7,755)      10,896       13,203
      Accrued taxes........................................................       (3,616)      (4,179)         496
      Other, net...........................................................       (8,528)      14,874       15,674
                                                                             -----------  -----------  -----------
        Net cash from (used for) operating activities......................      148,693      188,129      196,270
                                                                             -----------  -----------  -----------
CASH FLOWS GENERATED FROM (USED FOR) FINANCING ACTIVITIES:
      Common stock cash dividends..........................................      (58,343)     (66,087)     (56,778)
      Preferred stock dividends............................................       (3,310)      (3,310)      (3,310)
      Retirement of first mortgage bonds...................................      (55,000)      (5,000)     (18,000)
      Issuance of long-term debt...........................................      105,000      --           --
      Net change in short-term debt........................................       11,500       (3,000)      22,000
      Other, net...........................................................         (221)     --           --
                                                                             -----------  -----------  -----------
        Net cash from (used for) financing activities......................         (374)     (77,397)     (56,088)
                                                                             -----------  -----------  -----------
CASH FLOWS GENERATED FROM (USED FOR) INVESTING ACTIVITIES:
      Proceeds from sale of other property and equipment...................      --            36,264      --
      Additions to utility plant, excluding AFUDC..........................     (116,457)    (120,732)     (99,746)
      Additions to nuclear fuel............................................       (4,123)      (6,558)      (7,258)
      Allowance for borrowed funds used during construction................         (742)        (938)        (663)
      Dedicated decommissioning trust funds................................      (21,685)     (17,314)     (21,566)
      Other, net...........................................................       (6,987)      (1,958)      (8,512)
                                                                             -----------  -----------  -----------
        Net cash from (used for) investing activities......................     (149,994)    (111,236)    (137,745)
                                                                             -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS............................       (1,675)        (504)       2,437
CASH AND EQUIVALENTS AT BEGINNING OF YEAR..................................        4,167        4,671        2,234
                                                                             -----------  -----------  -----------
CASH AND EQUIVALENTS AT END OF YEAR........................................  $     2,492  $     4,167  $     4,671
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  CASH PAID DURING THE YEAR:
    Interest on debt.......................................................  $    32,778  $    28,786  $    30,841
    Income taxes...........................................................  $    37,407  $    48,622  $    37,968

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY
                   CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
                                                                                         (IN THOUSANDS EXCEPT FOR
                                                                                               SHARE DATA)
COMMON SHAREOWNERS' INVESTMENT:
  Common stock $5 par value, authorized 18,000,000 shares, issued and outstanding--
    13,236,601 shares.................................................................  $     66,183  $     66,183
  Premium on capital stock............................................................       197,423       197,423
  Capital surplus.....................................................................         1,747         1,747
  Reinvested earnings.................................................................       320,386       310,805
                                                                                        ------------  ------------
                                                                                             585,739       576,158
                                                                                        ------------  ------------
PREFERRED STOCK:
  Cumulative, without par value, authorized 3,750,000 shares, maximum aggregate state value $150,000,000:
    Preferred stock without mandatory redemption, $100 stated value--
      4.50% series, 99,970 shares outstanding.........................................         9,997         9,997
      4.80% series, 74,912 shares outstanding.........................................         7,491         7,491
      4.96% series, 64,979 shares outstanding.........................................         6,498         6,498
      4.40% series, 29,957 shares outstanding.........................................         2,996         2,996
      4.76% series, 29,947 shares outstanding.........................................         2,995         2,995
      6.20% series, 150,000 shares outstanding........................................        15,000        15,000
  Cumulative, without par value, $25 stated value--
        6.50% series, 599,460 shares outstanding......................................        14,986        14,986
                                                                                        ------------  ------------
                                                                                              59,963        59,963
                                                                                        ------------  ------------
LONG-TERM DEBT:
  First mortgage bonds:
      Series L, 6.25%, due 1998.......................................................         8,899         8,899
      1984 Series A, variable rate, due 2014 (3.80% at 12/31/97)......................         8,500         8,500
      1988 Series A, variable rate, due 2015 (3.80% at 12/31/97)......................        14,600        14,600
      1990 Series V, 9.3%, due 2025...................................................        27,000        27,000
      1991 Series A, variable rate, due 2015 (5.05% at 12/31/97)......................        16,000        16,000
      1991 Series B, variable rate, due 2005 (5.05% at 12/31/97)......................        16,000        16,000
      1991 Series C, variable rate, due 2000 (5.05% at 12/31/97)......................         1,000         1,000
      1991 Series D, variable rate, due 2000 (5.05% at 12/31/97)......................           875           875
      1992 Series W, 8.6%, due 2027...................................................        90,000        90,000
      1992 Series X, 7.75%, due 2004..................................................        62,000        62,000
      1992 Series Y, 7.6%, due 2005...................................................        72,000        72,000
      1992 Series Z, 6.125%, repaid 1997..............................................       --             55,000
  Debentures, 7%, due 2007............................................................       105,000       --
                                                                                        ------------  ------------
                                                                                             421,874       371,874
                                                                                        ------------  ------------
Less:
  Current maturities..................................................................        (8,899)      (55,000)
  Variable rate demand bonds..........................................................       (56,975)      (56,975)
  Unamortized discount and premium, net...............................................        (1,460)       (1,240)
                                                                                        ------------  ------------
                                                                                             354,540       258,659
                                                                                        ------------  ------------
TOTAL CAPITALIZATION..................................................................  $  1,000,242  $    894,780
                                                                                        ------------  ------------
                                                                                        ------------  ------------

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY
                       CONSOLIDATED STATEMENTS OF COMMON
                            SHAREOWNERS' INVESTMENT
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------

COMMON STOCK:

  Balance at beginning and end of year.......................................  $   66,183  $   66,183  $   66,183

PREMIUM ON CAPITAL STOCK:

  Balance at beginning and end of year.......................................     197,423     197,423     197,423

CAPITAL SURPLUS:

  Balance at beginning and end of year.......................................       1,747       1,747       1,747

REINVESTED EARNINGS:

  Balance at beginning of year...............................................     310,805     297,717     279,153

    Income before preferred dividends........................................      71,234      82,485      78,652

    Cash dividends on preferred stock........................................      (3,310)     (3,310)     (3,310)

    Cash dividends to parent on common stock.................................     (58,343)    (66,087)    (56,778)
                                                                               ----------  ----------  ----------

  Balance at end of year.....................................................     320,386     310,805     297,717
                                                                               ----------  ----------  ----------

TOTAL COMMON SHAREOWNERS' INVESTMENT.........................................  $  585,739  $  576,158  $  563,070
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

   The accompanying notes are an integral part of the consolidated financial statements.

                       WISCONSIN POWER AND LIGHT COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.  GENERAL

    Wisconsin Power and Light Company (WP&L) is a subsidiary of WPL Holdings, Inc. (WPLH). WP&L is a public utility engaged principally in the generation, transmission, distribution and sale of electric energy and the purchase, distribution, transportation and sale of natural gas primarily in the state of Wisconsin. Nearly all of WP&L's retail customers are located in south and central Wisconsin. WP&L's principal consolidated subsidiary is South Beloit Water, Gas and Electric Company.

    Certain reclassifications have been made to the prior years financial statements to conform with the current year presentation.

B.  REGULATION

    WP&L's financial records are maintained in accordance with the uniform system of accounts prescribed by its regulators. The Public Service Commission of Wisconsin (PSCW) and the Illinois Commerce Commission (ICC) have jurisdiction over retail electric and gas revenues. The Federal Energy Regulatory Commission
(FERC) has jurisdiction over wholesale electric revenues.

C.  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

D.  CASH AND EQUIVALENTS

    WP&L considers all short-term liquid investments with a maturity of three months or less to be cash equivalents.

E.  UTILITY PLANT AND OTHER PROPERTY AND EQUIPMENT

    Utility plant and other property and equipment are recorded at original cost. Utility plant costs include financing costs that are capitalized using the FERC method for allowance for funds used during construction (AFUDC). The AFUDC capitalization rates for 1997, 1996 and 1995 were 6.22%, 10.23% and 6.68%, respectively. These capitalized costs are recovered in rates as the cost of the utility plant is depreciated.

    Normal repairs, maintenance and minor items of utility plant and other property and equipment are expensed. Ordinary utility plant retirements, including removal costs less salvage value, are charged to accumulated depreciation upon removal from utility plant accounts, and no gain or loss is recognized.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income and deductions.

F.  DEPRECIATION

    WP&L uses the straight-line method of depreciation. For utility plant, straight-line depreciation is computed on the average balance of depreciable property at individual straight-line regulatory-approved rates that consider the estimated useful life and removal cost or salvage value as follows:

                                                                        1997       1996       1995
                                                                      ---------  ---------  ---------
Electric............................................................       3.6%       3.3%       3.3%
Gas.................................................................       3.8%       3.7%       3.7%
Water...............................................................       2.7%       2.6%       2.5%
Common..............................................................      11.9%       8.1%       7.9%

    Depreciation expense related to WP&L's share of the decommissioning of the Kewaunee Nuclear Power Plant (Kewaunee) is discussed in Note 11 "Commitments and Contingencies." WP&L implemented higher depreciation rates effective January 1, 1997.

    Estimated useful lives related to other property and equipment are from 4 to 12 years for equipment and 31.5 to 40 years for buildings.

G.  NUCLEAR FUEL

    Nuclear fuel is recorded at its original cost and is amortized to expense based upon the quantity of heat produced for the generation of electricity. This accumulated amortization assumes spent nuclear fuel will have no residual value. Estimated future disposal costs of such fuel are expensed based on kilowatthours generated.

H.  REGULATORY ASSETS AND LIABILITIES

    Statement of Financial Accounting Standards No. 71 (SFAS 71), "Accounting for the Effects of Certain Types of Regulation," provides that rate-regulated public utilities, such as WP&L, record certain costs and credits allowed in the ratemaking process in different periods than for unregulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the consolidated statements of income at the time they are reflected in rates. If a portion of WP&L's operations becomes no longer subject to the provisions of SFAS 71 as a result of competitive restructuring or otherwise, a write-down of related regulatory assets would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, WP&L would be required to determine any impairment to other assets and write-down such

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) assets to their fair value. As of December 31, 1997 and 1996, regulatory-created assets include the following:

                                                                               1997       1996
                                                                             ---------  ---------
Environmental remediation costs (Note 11)..................................  $    16.3  $    81.4
Tax related................................................................       52.2       57.2
Jurisdictional plant differences...........................................        7.9        7.6
Decontamination and decommissioning costs of
 federal enrichment facilities.............................................        5.9        6.1
Other......................................................................        9.0        8.6
                                                                             ---------  ---------
                                                                             $    91.3  $   160.9
                                                                             ---------  ---------
                                                                             ---------  ---------

    As of December 31, 1997 and 1996, WP&L had recorded regulatory-related liabilities of $39.6 and $33.9, respectively. These liabilities are primarily tax related.

I.  REVENUE

    WP&L accrues revenues for services provided but not yet billed at month-end.

J.  INCOME TAXES

    WP&L follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for all temporary differences between the tax basis of assets and liabilities and the amounts reported in the financial statements using currently enacted tax rates as shown in Note 6.

    Investment tax credits are accounted for on a deferred basis and reflected in income ratably over the life of the related utility plant.

NOTE 2. PROPOSED MERGER OF WPLH

    On November 10, 1995, WPLH, IES Industries Inc. (IES), and Interstate Power Company (IPC) entered into an Agreement and Plan of Merger, as amended (Merger Agreement), providing for: a) IPC becoming a subsidiary of WPLH, and b) the merger of IES with and into WPLH, which merger will result in the combination of IES and WPLH as a single holding company (collectively, the Proposed Merger). The new holding company will be named Interstate Energy Corporation (Merged Company). The Proposed Merger, which will be accounted for as a pooling of interests and is intended to be tax-free for federal income tax purposes, has been approved by the respective Boards of Directors, shareowners, state regulatory agencies and most of the federal agencies. It is still subject to approval by the Securities and

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 2. PROPOSED MERGER OF WPLH (CONTINUED)
Exchange Commission (SEC). The companies expect to receive SEC approval in the second quarter of 1998.

    The summary below contains selected unaudited pro forma financial data for the year ended December 31, 1997. The financial data should be read in conjunction with the historical consolidated financial statements and related notes thereto of WPLH and in conjunction with the unaudited pro forma combined financial statements and related notes of the Merged Company included in the Form 10-K Annual Report of WPLH. The pro forma combined earnings per share reflect the issuance of shares associated with the exchange ratios discussed below.

                                                 WPLH          IES           IPC                       PRO FORMA
                                                 (AS           (AS           (AS         PRO FORMA      COMBINED
                                              REPORTED)     REPORTED)     REPORTED)     ADJUSTMENTS   (UNAUDITED)
                                             ------------  ------------  ------------  -------------  ------------
Operating revenues.........................   $    919.3    $    930.7    $    331.8     $   118.8     $  2,300.6
Income from continuing operations..........   $     61.3    $     66.3    $     26.7     $  --         $    154.3
Earnings per share from continuing
  operations (basic and diluted)...........   $     1.99    $     2.18    $     2.74     $  --         $     2.02
Assets at December 31, 1997................   $  1,861.8    $  2,457.2    $    638.7     ($    6.0)    $  4,951.7
Long-term obligations, net at December 31,
  1997.....................................   $    526.0    $    882.4    $    195.9     $  --         $  1,604.3

    Under the terms of the Merger Agreement, the outstanding shares of WPLH's common stock will remain unchanged and outstanding as shares of the Merged Company's common stock, each outstanding share of IES common stock will be converted to 1.14 shares of the Merged Company's common stock and each share of IPC common stock will be converted to 1.11 shares of the Merged Company's common stock. It is anticipated that the Merged Company will retain WPLH's common share dividend payment level as of the effective time of the merger. On January 16, 1998, the Board of Directors of WPLH declared a quarterly dividend of $0.50 per share. This represents an annual rate of $2.00 per share.

    IES is a holding company headquartered in Cedar Rapids, Iowa, and is the parent company of IES Utilities Inc. (IESU) and IES Diversified Inc. (Diversified). IESU supplies electric and gas service to approximately 339,000 and 178,000 customers, respectively, in Iowa. Diversified and its principal subsidiaries are primarily engaged in the energy-related, transportation and real estate development businesses. IPC, an operating public utility headquartered in Dubuque, Iowa, supplies electric and gas service to approximately 166,000 and 50,000 customers, respectively, in northeast Iowa, northwest Illinois and southern Minnesota.

    The Merged Company will be the parent company of WP&L, IESU and IPC and will be registered under the Public Utility Holding Company Act of 1935, as amended (1935 Act). The Merger Agreement provides that these operating utility companies will continue to operate as separate entities for a minimum of three years beyond the effective date of the Proposed Merger. In addition, the non-utility operations of WPLH and IES will be combined shortly after the effective date of the Proposed Merger under one entity

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 2. PROPOSED MERGER OF WPLH (CONTINUED) to manage the diversified operations of the Merged Company. The corporate headquarters of the Merged Company will be in Madison, Wisconsin.

NOTE 3. JOINTLY-OWNED UTILITY PLANTS

    WP&L participates with other Wisconsin utilities in the construction and operation of several jointly-owned utility generating plants. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatthour generation and operating expenses are divided on the same basis of ownership with each owner reflecting its respective costs in its consolidated statements of income. The chart below represents WP&L's proportionate share of such plants as reflected in the consolidated balance sheets at December 31, 1997 and 1996.

                                                                                          1997                       1996
                                                                         ---------------------------------------  -----------
                                                               PLANT                   ACCUMULATED
                                OWNERSHIP      INSERVICE        MW        PLANT IN    PROVISION FOR                PLANT IN
                               INTEREST %        DATE        CAPACITY      SERVICE    DEPRECIATION      CWIP        SERVICE
                              -------------  -------------  -----------  -----------  -------------  -----------  -----------
Coal:
Columbia Energy Center......         46.2     1975 & 1978        1,023    $   161.4     $    89.2     $     0.8    $   161.8
Edgewater Unit 4............         68.2             1969         330         51.5          29.5           1.0         50.8
Edgewater Unit 5............         75.0             1985         380        229.4          79.8           0.1        228.8
Nuclear:
Kewaunee Nuclear
 Power Plant................         41.0             1974         535        132.0          86.6           0.3        131.2
                                                                         -----------       ------           ---   -----------
Total.......................                                              $   574.3     $   285.1     $     2.2    $   572.6
                                                                         -----------       ------           ---   -----------
                                                                         -----------       ------           ---   -----------


                               ACCUMULATED
                              PROVISION FOR
                              DEPRECIATION      CWIP
                              -------------  -----------
Coal:
Columbia Energy Center......    $    86.4     $     1.6
Edgewater Unit 4............         28.0           0.7
Edgewater Unit 5............         73.7           0.0
Nuclear:
Kewaunee Nuclear
 Power Plant................         80.6           0.8
                                   ------           ---
Total.......................    $   268.7     $     3.1
                                   ------           ---
                                   ------           ---

NOTE 4. UTILITY ACCOUNTS RECEIVABLE

    WP&L has a contract with a financial organization to sell, with limited recourse, certain accounts receivable and unbilled revenues. These receivables include customer receivables, sales to other public utilities and billings to the co-owners of the jointly-owned electric generating plants that WP&L operates. The contract allows WP&L to sell up to $150.0 of receivables at any time. Expenses related to the sale of receivables are paid to the financial organization under this contract, and include, along with various other fees, a monthly discount charge on the outstanding balance of receivables sold that approximated a 5.83% annual rate during 1997. These costs are recovered in retail utility rates as an operating expense. All billing and collection functions remain the responsibility of WP&L. The contract expires August 16, 1998, unless extended by mutual agreement.

    As of December 31, 1997 and 1996, the balance of sold accounts receivable that had not been collected totaled $91.0 and $86.5, respectively. During 1997, the monthly proceeds from the sale of

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 4. UTILITY ACCOUNTS RECEIVABLE (CONTINUED) accounts receivable averaged $92.1, compared with $86.6 in 1996. As of December 31, 1997, the amount of sold receivables subject to recourse was $8.2.

    WP&L does not have any significant concentrations of credit risk in the December 31, 1997 and 1996 utility accounts receivable balances.

    In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes standards for asset and liability recognition when transfers occur. This statement, effective January 1, 1997, specifies conditions when control has been surrendered which determines if sale treatment of the receivables would be allowed. This standard has not had any impact on WP&L's financial position or results of operations.

NOTE 5. EMPLOYEE BENEFIT PLANS

A.  PENSION PLANS

    WP&L has noncontributory, defined benefit retirement plans covering substantially all employees. The benefits are based upon years of service and levels of compensation. The projected unit credit actuarial cost method was used to compute net pension costs and the accumulated and projected benefit obligations. WP&L's policy is to fund the pension cost at an amount that is at least equal to the minimum funding requirements mandated by the Employee Retirement Income Security Act of 1974, as amended (ERISA), and that does not exceed the maximum tax deductible amount for the year.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 5. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following table sets forth the funded status of the plans and amounts recognized in WP&L's consolidated balance sheets at December 31, 1997 and 1996:

                                                                                              1997        1996
                                                                                           ----------  ----------
Accumulated benefit obligation
  Vested benefits........................................................................  ($   173.4) ($   161.0)
  Non-vested benefits....................................................................        (6.1)       (3.3)
                                                                                           ----------  ----------
    Total................................................................................      (179.5)     (164.3)

Projected benefit obligation.............................................................      (205.1)     (189.6)
Plan assets at fair value................................................................       244.4       218.9
                                                                                           ----------  ----------
  Plan assets in excess of projected benefit obligation..................................        39.3        29.3
Unrecognized net transition asset........................................................       (12.0)      (14.5)
Unrecognized prior service cost..........................................................         7.8         3.7
Unrecognized net loss....................................................................         0.8        15.0
                                                                                           ----------  ----------
  Prepaid pension costs..................................................................  $     35.9  $     33.5
                                                                                           ----------  ----------
                                                                                           ----------  ----------
Assumed rate of return on plan assets....................................................        9.00%       9.00%
                                                                                           ----------  ----------
                                                                                           ----------  ----------
Discount rate of projected benefit obligation............................................        7.25%       7.50%
                                                                                           ----------  ----------
                                                                                           ----------  ----------
Range of assumed rate increases for future compensation levels...........................   3.50-4.50%  3.50-4.50%
                                                                                           ----------  ----------
                                                                                           ----------  ----------

    The net pension cost (benefit) recognized in the consolidated statements of income for 1997, 1996 and 1995 included the following components:

                                                                                              1997       1996       1995
                                                                                            ---------  ---------  ---------
Service cost..............................................................................  $     4.8  $     5.1  $     3.9
Interest cost on projected benefit obligation.............................................       13.8       13.6       12.9
Actual return on assets...................................................................      (36.2)     (25.0)     (31.6)
Amortization and deferrals................................................................       15.1        5.5       15.1
                                                                                            ---------  ---------  ---------
  Net pension cost (benefit)..............................................................  ($    2.5) ($    0.8) $     0.3
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------

    During 1997, WP&L expensed $1.3 for an early retirement program for eligible bargaining unit employees.

B.  OTHER POSTRETIREMENT BENEFITS

    WP&L accrues for the expected cost of postretirement health-care and life insurance benefits during the employees' years of service based on actuarial methodologies that closely parallel pension accounting

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 5. EMPLOYEE BENEFIT PLANS (CONTINUED) requirements. WP&L elected delayed recognition of the transition obligation in accordance with current accounting principles and is amortizing the discounted present value of the transition obligation to expense over 20 years. For WP&L, the cost of providing postretirement benefits, including the transition obligation, is being recovered in retail rates under current regulatory practices. WP&L's policy is to fund the postretirement cost at an amount that is at least equal to the minimum funding requirements mandated by ERISA and that does not exceed the maximum tax deductible amount for the year.

    The following table sets forth the funded status of the plans and amounts recognized in WP&L's consolidated balance sheets at December 31, 1997 and 1996:

                                                                                                   1997       1996
                                                                                                 ---------  ---------
Accumulated benefit obligation
  Retirees.....................................................................................  ($   31.4) ($   32.2)
  Fully eligible active plan participants......................................................       (4.4)      (5.0)
  Other active plan participants...............................................................      (11.3)      (9.4)
                                                                                                 ---------  ---------
    Total......................................................................................      (47.1)     (46.6)
Plan assets at fair value......................................................................       16.1       13.8
                                                                                                 ---------  ---------
Accumulated benefit obligation in excess of plan assets........................................      (31.0)     (32.8)
Unrecognized transition obligation.............................................................       21.0       23.5
Unrecognized prior service cost................................................................       (0.3)      (0.3)
Unrecognized net gain..........................................................................       (8.3)      (5.0)
                                                                                                 ---------  ---------
  Accrued postretirement benefits liability....................................................  ($   18.6) ($   14.6)
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Assumed rate of return on plan assets..........................................................       9.00%      9.00%
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Discount rate of projected benefit obligation..................................................       7.25%      7.50%
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Medical cost trend on paid charges:
  Initial trend rate...........................................................................       8.00%      9.00%
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
  Ultimate trend rate..........................................................................       5.00%      5.00%
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 5. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The net postretirement benefits cost recognized in the consolidated statements of income for 1997, 1996 and 1995 included the following components:

                                                                                                1997       1996       1995
                                                                                              ---------  ---------  ---------
Service cost................................................................................  $     1.8  $     1.8  $     1.5
Interest cost on projected benefit obligation...............................................        3.3        3.4        3.6
Actual return on assets.....................................................................       (1.9)      (1.3)      (2.1)
Amortization of transition obligation.......................................................        1.5        1.5        1.5
Amortization and deferrals..................................................................        0.5        0.3        1.3
                                                                                                    ---        ---        ---
  Net postretirement benefits cost..........................................................  $     5.2  $     5.7  $     5.8
                                                                                                    ---        ---        ---
                                                                                                    ---        ---        ---

    Increasing the assumed health-care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $2.7 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year by $0.4.

    During 1997, WP&L expensed $1.7 for an early retirement program for eligible bargaining unit employees.

NOTE 6. INCOME TAXES

    The following table reconciles the statutory federal income tax rate to the effective income tax rate on continuing operations:

                                                                                          1997       1996       1995
                                                                                        ---------  ---------  ---------
Statutory federal income tax rate.....................................................       35.0%      35.0%      35.0%
State income taxes, net of federal benefit............................................        5.7        6.1        5.0
Investment tax credits restored.......................................................       (1.7)      (1.4)      (1.5)
Amortization of excess deferred taxes.................................................       (1.3)      (1.3)      (1.4)
Adjustment of prior period taxes......................................................       (2.1)        --         --
Other differences, net................................................................        1.4        1.1       (0.4)
                                                                                        ---------  ---------  ---------
Effective income tax..................................................................       37.0%      39.5%      36.7%
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 6. INCOME TAXES (CONTINUED)
    The breakdown of income tax expense as reflected in the consolidated statements of income is as follows:

                                                                                             1997       1996       1995
                                                                                           ---------  ---------  ---------
Current federal..........................................................................  $    32.3  $    37.9  $    29.8
Current state............................................................................        6.5        9.6        7.0
Deferred.................................................................................        4.9        8.2       10.7
Investment tax credit restored...........................................................       (1.9)      (1.9)      (1.9)
                                                                                           ---------  ---------  ---------
                                                                                           $    41.8  $    53.8  $    45.6
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

    The temporary differences that resulted in accumulated deferred income tax (assets) and liabilities as of December 31, 1997 and 1996, are as follows:

                                                                               1997       1996
                                                                             ---------  ---------
Property related...........................................................  $   287.2  $   276.1
Investment tax credit related..............................................      (23.5)     (19.9)
Decommissioning related....................................................      (16.0)     (14.5)
Other......................................................................        4.0        3.1
                                                                             ---------  ---------
                                                                             $   251.7  $   244.8
                                                                             ---------  ---------
                                                                             ---------  ---------

NOTE 7. SHORT-TERM DEBT AND LINES OF CREDIT

    WP&L and its subsidiaries maintain committed bank lines of credit, most of which are at the bank prime rates, to obtain short-term borrowing flexibility, including pledging lines of credit as security for any commercial paper outstanding. Amounts available under these lines of credit totaled $70.0 as of December 31, 1997. Information regarding short-term debt and lines of credit is as follows:

                                                                                1997        1996        1995
                                                                             ----------  ----------  ----------
As of year end--
  Lines of credit borrowings...............................................          --          --          --
  Commercial paper outstanding.............................................  $     81.0  $     59.5  $     56.5
  Notes payable outstanding................................................          --  $     10.0  $     16.0
  Discount rates on commercial paper.......................................   5.48-5.90%  5.35-5.65%  5.73-5.77%
  Interest rates on notes payable..........................................         N/A        5.95%  5.80-5.83%

For the year ended--
  Maximum month-end amount of short-term debt..............................  $     81.0  $     69.5  $     80.0
  Average amount of short-term debt (based on daily outstanding
    balances)..............................................................  $     49.2  $     33.9  $     48.8
  Average interest rate on short-term debt.................................        5.64%       5.86%       5.90%

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 8. DERIVATIVE FINANCIAL INSTRUMENTS

    WP&L has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and commodity price risks.

    INTEREST RATE SWAPS AND FORWARD CONTRACTS: WP&L enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating-rate debt and fees associated with the sale of its accounts receivable. The notional principal amount of interest rate swaps outstanding as of December 31, 1997, was $40.0. Average variable rates are based on rates implied in the forward yield curve at the reporting date. The average pay and receive rates associated with these agreements are 4.11% and 3.61%, respectively. The swap agreements have contract maturities from three months to two years. It is not WP&L's intent to terminate these contracts; however, the total cost to WP&L if it had terminated all of the agreements existing at December 31, 1997, would have been $0.2.

    In 1995, WP&L entered into an interest rate forward contract related to the anticipated issuance of $60.0 of long-term debt securities. The securities were not issued in 1996 and the forward contract was closed which resulted in a gain of $0.8 to WP&L. The gain was deferred and was recognized as an adjustment to interest expense over the life of the debt securities issued during 1997 as discussed in Note 10(b).

    On April 28, 1997, WP&L entered into an interest rate forward contract to hedge interest rate risk related to the anticipated issuance of $105.0 of long-term debt securities. The securities were issued in June 1997 and the forward contract was settled which resulted in a cash payment of $3.8 by WP&L. This payment was recognized as an adjustment to interest expense over the life of the new debt securities to approximate the interest rate implicit in the forward contract.

    GAS SWAPS: WP&L uses gas commodity swaps to reduce the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months. The notional amount of gas commodity swaps outstanding as of December 31, 1997 was
4.8 million dekatherms. Variances between underlying commodity prices and financial contracts on these agreements are deferred and recognized as increases or decreases in the cost of gas at the time the storage gas is sold. It is not WP&L's intent to terminate these contracts; however, the total cost to WP&L if it had terminated all of the agreements existing at December 31, 1997, would have been a gain of $1.0.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    CURRENT ASSETS AND CURRENT LIABILITIES-- The carrying amount approximates fair value due to the short maturities of these financial instruments.

    NUCLEAR DECOMMISSIONING TRUST FUNDS-- As of December 31, 1997 and 1996, the investments in the nuclear decommissioning trust fund are carried at fair value, as reported by the trustee. The balance as shown on the consolidated balance sheets included a net unrealized gain of $16.4 and $9.4 as of December 31, 1997 and 1996, respectively.

    PREFERRED STOCK OF WP&L-- Based on quoted market prices for the same or similar issues.

    LONG-TERM DEBT-- Based upon the market yield of similar securities and quoted market prices on the current rates for debt of the same remaining maturities. The estimated fair values of financial instruments at December 31, 1997 and 1996:

                                                                                    1997                    1996
                                                                           ----------------------  ----------------------
                                                                            CARRYING      FAIR      CARRYING      FAIR
                                                                              VALUE       VALUE       VALUE       VALUE
                                                                           -----------  ---------  -----------  ---------
Nuclear decommissioning trust funds......................................   $   112.4   $   112.4   $    90.7   $    90.7
Preferred stock..........................................................        60.0        51.7        60.0        47.7
Long-term debt, including current portion................................       420.4       449.3       370.6       387.0

    Since WP&L is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of WP&L's nuclear decommissioning trust funds and long-term debt may not be realized by its shareowners.

NOTE 10.  CAPITALIZATION

A.  COMMON SHAREOWNERS' INVESTMENT

    A retail rate order effective April 29, 1997, requires WP&L to maintain a utility common equity level of 52.00% of total utility capitalization. In addition, the PSCW ordered that it must approve the payment of dividends by WP&L to its parent that are in excess of the level forecasted in the rate order ($58.3), if such dividends would reduce WP&L's average common equity ratio below 52.00% of total capitalization. Based on a 13-month average for 1997, WP&L's common equity ratio was 52.56%.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 10.  CAPITALIZATION (CONTINUED)
B.  LONG-TERM DEBT

    Substantially, all of WP&L's utility plant is secured by its first mortgage bonds. Current maturities of long-term debt of WP&L are as follows: $8.9 in 1998, $0.0 in 1999, $1.9 in 2000, $0.0 in 2001 and $0.0 in 2002.

    In June 1997, WP&L issued $105.0 of 7.00% Debentures due June 15, 2007. Approximately $50.0 of the net proceeds was used to repay maturing short-term debt and finance utility construction expenditures. The balance of the proceeds was used to retire the $55.0 of WP&L's First Mortgage Bonds, Series Z, 6.125%, due July 15, 1997.

NOTE 11.  COMMITMENTS AND CONTINGENCIES

A.  COAL CONTRACT COMMITMENTS

    To ensure an adequate supply of coal, WP&L has entered into certain long-term coal contracts. These contracts include a demand or take-or-pay clause under which payments are required if contracted quantities are not purchased. Purchase obligations on these coal and related rail contracts total approximately 12.5 million tons through December 31, 2002. WP&L's management believes it will meet minimum coal and rail purchase obligations under the contracts. Minimum purchase obligations on these contracts over the next five years are estimated to be $36.0 in 1998, $29.0 in 1999, $9.0 in 2000, $9.0 in
2001 and $4.0 in 2002.

B.  PURCHASED POWER AND GAS

    Under firm purchased power and gas contracts, WP&L is obligated as follows:

                                                                                 POWER       GAS
                                                                               ---------  ---------
1998.........................................................................  $    72.0  $    37.0
1999.........................................................................       76.3       32.7
2000.........................................................................       86.5       27.1
2001.........................................................................       38.1       22.4
2002.........................................................................       28.0       18.0
Thereafter...................................................................       58.0       29.6

C.  MANUFACTURED GAS PLANT SITES

    WP&L has a current or previous ownership interest in 11 properties, consisting of 14 individual sites, associated in the past with the production of manufactured gas. Some of these sites contain coal tar waste products which may present an environmental hazard. WP&L owns six of these sites, three are currently owned by municipalities and the remaining five are all or partially owned by private companies.

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 11.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    WP&L conducted a comprehensive review in the third quarter of 1997 of its liability at each of the 14 sites. This comprehensive review considered several recent significant developments and resulted in a reduction in the estimate of the probable liability for cleanup. At December 31, 1997 the liability is $9.2. In addition, management believes it is possible, but not likely, that an additional $3.2 of remediation costs may be incurred. In 1996, the Wisconsin Department of Natural Resources (DNR) approved less costly containment and control strategies as an alternative to excavation processes at two sites. The decline in the liability of approximately $65.0 from December 31, 1996 to December 31, 1997, is due to the successful implementation of these strategies at those two sites and several additional sites. Further reductions in the liability resulted from WP&L receiving an additional close out letter from the DNR, bringing the total number of sites with close out letters to four.

    The cleanup estimate discussed above includes the costs of feasibility studies, data collection, soil and groundwater remediation activities, and ongoing monitoring activities through 2027. The estimate is based on a number of factors including the estimated extent and volume of contaminated soil and/or groundwater. Changes in the estimate are reasonably possible in the near term.

    Changes in the liability do not immediately impact the earnings of WP&L. Under the current rate making treatment approved by the PSCW, the costs expended in the environmental remediation of these sites, net of any insurance proceeds, are deferred and collected from gas customers over a five year period after new rates are implemented. Although no assurance can be given, management currently believes future costs will also be recovered in rates. The associated regulatory asset is $16.3 as of December 31, 1997.

D.  SPENT NUCLEAR FUEL AND DECOMMISSIONING COSTS

    The current cost of WP&L's share of the estimated costs to decommission Kewaunee ($181.3), assuming early retirement, exceeds the trust assets at December 31, 1997 ($112.4) by $68.9. The costs of decommissioning are assumed to escalate at an annual rate of 5.83%.

    As required by the PSCW and FERC, WP&L makes annual contributions to qualified and nonqualified external trust funds to provide for decommissioning of Kewaunee. The Company's annual contribution is $14.3 for 1997 and $10.7 for 1996 and 1995. These amounts are fully recovered in rates. The after-tax income of the external trust funds was $3.2, $2.7 and $2.8 for 1997, 1996 and 1995, respectively.

    Decommissioning costs, which include the annual contribution to external trust funds and earnings on the assets of these trusts, are recorded as depreciation expense in the consolidated statements of income with the cumulative amount included in the accumulated provision for depreciation on the consolidated balance sheets. As of December 31, 1997, the total decommissioning costs included in the accumulated provision for depreciation were $112.4.

    Under the Nuclear Waste Policy Act of 1982, the U.S. Department of Energy
(DOE) is responsible for the ultimate storage and disposal of spent nuclear fuel removed from nuclear reactors. Interim storage

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 11. COMMITMENTS AND CONTINGENCIES (CONTINUED) space for spent nuclear fuel is currently provided at Kewaunee. Currently there is on-site storage capacity for spent fuel through the year 2001. An investment of approximately $2.5 could provide additional storage sufficient to meet spent fuel storage needs until the expiration of the current operating license.

    The following summarizes WP&L's investment in nuclear fuel at December 31, 1997 and 1996:

                                                                               1997       1996
                                                                             ---------  ---------
Original cost of nuclear fuel..............................................  $   169.6  $   166.4
Less--Accumulated amortization.............................................      150.5      147.0
                                                                             ---------  ---------
  Nuclear fuel, net........................................................  $    19.1  $    19.4
                                                                             ---------  ---------
                                                                             ---------  ---------

E.  NUCLEAR PERFORMANCE

    WP&L has a 41% ownership interest in Kewaunee. Kewaunee resumed operations on June 12, 1997 after being out of service since September 21, 1996 for refueling and repairs to the steam generator tubes. The joint owners continue to analyze and discuss other options related to the future of Kewaunee, including various ownership transfer alternatives.

F.  NUCLEAR INSURANCE

    The Price Anderson Act provides for the payment of funds for public liability claims arising from a nuclear incident. Accordingly, in the event of a nuclear incident, WP&L, as a 41% owner of Kewaunee, is subject to an overall assessment of approximately $32.5 per incident, not to exceed $4.1 payable in any given year.

    Through its membership in Nuclear Mutual Limited and Nuclear Electric Insurance Limited, WP&L has obtained property damage and decontamination insurance totaling $1.8 billion for loss from damage at Kewaunee. In addition, WP&L maintains outage and replacement power insurance coverage totaling $101.4 in the event an outage exceeds 21 weeks.

G.  PLANNED CAPITAL EXPENDITURES

    Plans for the construction and financing of future additions to utility plant can be found elsewhere in this report under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                       WISCONSIN POWER AND LIGHT COMPANY

              (DOLLARS IN MILLIONS EXCEPT AS OTHERWISE INDICATED)

NOTE 12.  SEGMENT INFORMATION

    The following table sets forth certain information relating to WP&L's consolidated continuing operations:

                                                                                   1997       1996       1995
                                                                                 ---------  ---------  ---------
Operation information:
Customer revenues--
  Electric.....................................................................  $   634.1  $   589.5  $   546.3
    Gas........................................................................      155.9      165.6      139.2
    Water......................................................................        4.7        4.2        4.2
  Operating income (loss)--
    Electric...................................................................  $   125.9  $   136.3  $   134.2
    Gas........................................................................       13.7       18.9       17.0
  Water and other (a)..........................................................       (0.5)       2.7        2.2
Investment information:
  Identifiable assets, including allocated common plant at December 31--
    Electric...................................................................  $ 1,245.2  $ 1,225.3  $ 1,226.8
    Gas........................................................................      193.6      262.1      250.6
    Water......................................................................       22.4       21.4       20.1
    Assets not allocated.......................................................      203.4      169.0      143.6
Other information:
  Construction, decommissioning and nuclear fuel--
    Electric...................................................................  $   123.8  $   125.9  $   122.3
    Gas........................................................................       15.3       18.0       16.9
    Water......................................................................        2.1        1.7        2.1
  Depreciation expense--
    Electric...................................................................  $    91.2  $    74.5  $    71.4
    Gas........................................................................       12.3        9.8        9.6
    Water......................................................................        0.8        0.7        0.2

------------------------

(a) Certain reclassifications have been made to the 1995 and 1996 figures to conform with the 1997 presentation.

NOTE 13.  SUBSEQUENT EVENT (UNAUDITED)

    In April 1998, the Proposed Merger involving WPLH, IES and IPC was consummated and WPLH and its consolidated subsidiaries was renamed Interstate Energy Corporation. For information regarding the terms of the Proposed Merger and selected unaudited pro forma financial data of Interstate Energy Corporation, see Note 2.

                             SHAREOWNER INFORMATION

MARKET INFORMATION

    The 4.50% series of preferred stock is listed on the American Stock Exchange, with the trading symbol of Wis Pr. All other series of preferred stock are traded on the over-the-counter market. Seventy-four percent of the Company's individual preferred shareowners are Wisconsin residents.

DIVIDEND INFORMATION

    Preferred stock dividends paid per share for each quarter during 1997 were as follows:

SERIES                   DIVIDEND
-----------------------  ---------
4.40%..................  $  1.1000
4.50%..................  $  1.1250
4.76%..................  $  1.1900
4.80%..................  $  1.2000

SERIES                   DIVIDEND
-----------------------  ---------
4.96%..................  $  1.2400
6.20%..................  $  1.5500
6.50%..................  $  0.4025

    As authorized by the Wisconsin Power and Light Company Board of Directors, dividend record and payment dates normally are as follows:

RECORD DATE                             PAYMENT DATE
-------------------------------------  ---------------
February 28..........................  March 15
May 31...............................  June 15
August 31............................  September 15
November 30..........................  December 15

STOCK TRANSFER AGENT AND REGISTRAR

       Interstate Energy Corporation
       Shareowner Services
       P. O. Box 2568
       Madison, WI 53701-2568

FORM 10-K INFORMATION

    A copy of Form 10-K as filed with the Securities and Exchange Commission will be provided without charge upon request. Requests may be directed to Shareowner Services at the above address.

EXECUTIVE OFFICERS OF WP&L

    ERROLL B. DAVIS, JR., 53, was elected President and Chief Executive Officer effective August 1988 and has been a board member since April 1984. Mr. Davis was elected President of WPL Holdings, Inc. in January 1990 and Chief Executive Officer of WPL Holdings, Inc. in July 1990. He has served as a director of WPL Holdings, Inc. since March 1998.

    A.J. (NINO) AMATO, 46, was elected Senior Vice President effective October 1993. He previously served as Vice President-Marketing and Strategic Planning from 1992 to 1993.

    WILLIAM D. HARVEY, 48, was elected Senior Vice President effective October 1993. He previously served as Vice President-Natural Gas and General Counsel from 1992 to 1993.

    ELIOT G. PROTSCH, 44, was elected Senior Vice President effective October 1993. He previously served as Vice President-Customer Services and Sales from 1992 to 1993.

    DANIEL A. DOYLE, 39, was elected Vice President-Power Production effective April 1996. He previously served as Vice President-Finance, Controller and Treasurer from 1994 to 1996, as Controller and Treasurer from 1993 to 1994 and Controller from 1992 to 1993.

    BARBARA J. SWAN, 46, was elected Vice President-General Counsel effective December 1994. She previously served as General Counsel from 1993 to 1994 and Associate General Counsel from 1987 to 1993.

    PAMELA J. WEGNER, 50, was elected Vice President-Information Services and Administration effective October 1994. Prior to joining the Company, she was the Administrator of the Division of Finance and Program Management in the Wisconsin Department of Administration from 1987 to 1994.

    KIM K. ZUHLKE, 44, was elected Vice President-Customer Services and Sales effective October 1993. He previously served as Director of Marketing and Sales Services from 1991 to 1993.

    JOSEPH E. SHEFCHEK, 41, was elected Assistant Vice President-Environmental Affairs and Research effective December 1994. He previously served as Director of Environmental Affairs and Research from 1991 to 1994.

    EDWARD M. GLEASON, 57, was elected Controller, Treasurer, and Corporate Secretary of WP&L effective May 1996. He previously served as Corporate Secretary of WP&L from 1993 to 1996 and Vice President-Finance and Treasurer of WP&L from 1986 to 1993. He has also served as Vice President - Treasurer and Corporate Secretary of WPL Holdings, Inc. since 1993. Mr. Gleason functions as principal financial officer of WPL Holdings, Inc. and WP&L.

    SUSAN J. KOSMO, 51, was elected Assistant Controller effective September 1995. She previously served as Trust Investments and Investor Relations Supervisor from 1992 to 1995.

    DAVID A. RAMOS, 41, was elected Assistant Controller effective January 1995. He previously served as Manager of Budgets, Rates and Cost Accounting from 1994 to 1995 and Manager of Budgets and Rates from 1992 to 1994.

    STEVEN F. PRICE, 45, was elected Assistant Corporate Secretary effective April 1992 at WPL Holdings, Inc. and WP&L and Assistant Treasurer effective April 1992 at WPL Holdings, Inc.

    ROBERT A. RUSCH, 35, was elected Assistant Treasurer effective September 1995. He previously served as Financial Analyst from 1989 to 1995.

    NOTE: None of the executive officers listed above is related to any member of the Board of Directors or nominee for director.

    Executive officers have no definite terms of office and serve at the pleasure of the Board of Directors.

                      WISCONSIN POWER AND LIGHT COMPANY
                 ANNUAL MEETING OF SHAREOWNERS ON JUNE 17, 1998

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WISCONSIN POWER AND LIGHT COMPANY.


The Board of Directors recommends a vote "FOR" the election of all listed nominees. If no specification is given, the proxies will vote FOR the election of all listed nominees. To vote in accordance with the Board of Directors' recommendations, just sign on the reverse side without checking any boxes.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

1. ELECTION OF DIRECTORS
   Nominees for term ending in:
   2001                 2000                    1999
   ----                 ----                    ----
   Joyce L. Hanes       Lee Liu                 Alan B. Arends
   Arnold M. Nemirow    Robert W. Schlutz       Robert D. Ray
   Jack R. Newman       Wayne H. Stoppelmoor    Anthony R. Weiler
   nominee,
   Judith D. Pyle
   and
   David Q. Reed

               WITHHOLD        FOR ALL
FOR ALL        FOR ALL        EXCEPT (*)
 / /             / /             / /


(*) To withhold authority to vote for any individual strike a line through the nominee's name to the left and mark an (X) in the "FOR ALL EXCEPT" box.


          PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING.
              PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE.

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                      WISCONSIN POWER AND LIGHT COMPANY
                ANNUAL MEETING OF SHAREOWNERS ON JUNE 17, 1998


The undersigned appoints William D. Harvey and Edward M. Gleason, or either of them, attorneys and proxies, with the power of substitution to vote all shares of stock of Wisconsin Power and Light Company (the "Company") held of record in the name of the undersigned at the close of business on May 6, 1998, at the 1998 Annual Meeting of Shareowners to be held at the office of the Company, 222 West Washington Avenue, Madison, Wisconsin, on June 17, 1998 at 1:00 p.m. and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company's Notice of Annual Meeting of Shareowners dated May 22, 1998 and accompanying Proxy Statement, subject to any directions on the reverse side of this card.

Dated:________________________________, 1998



Signature__________________________________



Signature__________________________________


Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title as such. In the case of JOINT HOLDERS, all should sign.

          PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING.